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                              PARTNERSHIP AGREEMENT

                                FOR GSAC PARTNERS


         This Partnership Agreement ("Agreement") is being executed this 18th day of November, 1996, but made effective as of the 31st day of May, 1996, by and between PAVILION PARTNERS, a Delaware general partnership, and EXIT 116 REVISITED, INC., a New Jersey corporation. For and in consideration of the mutual covenants herein contained, the parties to this Agreement hereby form and create a general partnership, under and pursuant to the Partnership Act for the purposes and upon the terms, provisions, and conditions as hereinafter set forth:

                                    ARTICLE I

                                   Definitions

         As used in this Agreement, the following terms shall have the respective meanings indicated:

         Affiliate: With respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and under "common control with") when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly , whether through the ownership of voting securities, by contract or otherwise. The provisions of Section 13.05 hereof supplement and amend this definition.

         Amphitheater: The existing outdoor entertainment facility located in Holmdel, New Jersey and commonly known as the Garden State Arts Center.

         Amphitheater Fiscal Year: The fiscal year of the Partnership for financial accounting purposes. The first Amphitheater Fiscal Year shall end on October 31, 1996. Subsequent Amphitheater Fiscal Years shall end on each subsequent October 31st thereafter.

         Amphitheater Season: The portion of each calendar year which is included between the period of time from May 1 to September 30 of such calendar year, being the contemplated portion of each calendar year during which the Amphitheater will be open for the presentation of events, performances and shows. The first Amphitheater Season for purposes of this Agreement shall commence May 1, 1996 and end on September 30, 1996.

         Ardee:  Exit 116 Revisited, Inc., a New Jersey corporation.

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         Artist Agreement: Any agreement or contract (written or oral) between the Partnership and an artist, entertainer or performer by which such artist, entertainer or performer agrees to appear and perform at a live concert or other performance at the Amphitheater.

         Available Cash: After payment of any and all outstanding Deficit Loans, the remaining cash (if any) held by the Partnership at the end of any Amphitheater Season which, in the reasonable judgment of the Managing Partner, is not required or reasonably expected to be required for the payment of Operating Expenses between the end of such Amphitheater Season and the commencement of the next succeeding Amphitheater Season.

         Capital Account: The tax capital account maintained by the Partnership for each Partner in accordance with and as required by the provisions of Section
8.05 of this Agreement.

         Club Show: Any live entertainment event presented in an enclosed venue with a maximum capacity for 3500 people or less.

         Code: The Internal Revenue Code of 1986, as amended.

         CPI Index: Consumer Price Index for All Urban Consumers (all U.S. cities), 1982 -84 equals 100 Base, published monthly by the U.S. Department of Labor's Bureau of Labor Statistics, or any successor publication.

         Defensive NY Amphitheater: Any Fully Restricted Facility which is being proposed for development or construction in the Restricted NY Area which meets both of the following criteria:

                  (a) the proposal to develop or construct such Fully Restricted Facility is made by a third party ("Developer"), including a governmental authority issuing a request for proposal, who is not affiliated with or related to either Partner or any Affiliate of either Partner; and

                  (b) neither Partner (nor any of its Affiliates) at any time after the date hereof encouraged, supported, instigated or assisted in any manner the Developer's decision to announce the proposal to (i) construct or develop such Fully Restricted Facility or (ii) seek bids from third parties for the construction, development or management of such Fully Restricted Facility.

         Deficit Loan: A loan extended by the Partners to the Partnership pursuant to the provisions of Section 6.02 hereof.

         Development Costs: All costs and other expenses incurred by the Partnership, or by the Partners before formation of the Partnership, in connection with the design, planning, preparation, commencement, carrying out and completion of the Renovation Work, including each and all of the following:

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                  (a) All costs directly associated with or attributable to the actual construction work related to the Renovation Work including (i) all costs associated with obtaining materials and services related to the Renovation Work and (ii) all fees and other sums payable to any contractor or construction manager relating to or in connection with the Renovation Work.

                  (b) All costs which are directly associated with or attributable to the research, development or design of the Renovation Work such as (i) predevelopment costs incurred in connection with the Renovation Work, (ii) all fees and payments made to architects, land planners, engineers and other consultants which are directly attributable to the design of the Renovation Work, (iii) all attorneys' fees and other consultants' fees incurred in connection with and directly attributable to the planning, developing, and designing of the Renovation Work and (iv) all fees, costs and expenses paid or incurred in connection with the obtaining of all necessary development, construction and use permits.

                  (c) The reasonable and necessary costs incurred in connection with responding to NJHA's Request for Proposal related to the privatization of the Amphitheater such as (i) travel and lodging expenses for personnel involved in the negotiation of the Lease Agreement and the Memorandum of Understanding and (ii) legal expenses incurred in connection with the negotiation of the Lease Agreement and Memorandum of Understanding.

                  (d) The types and categories of costs included in the construction budget attached hereto as Exhibit "B".

Notwithstanding any provision of the Lease Agreement to the contrary, for purposes of this Agreement, the term "Development Costs" shall include, subject to the provisions of Section 12.11 hereof, costs related to the negotiation, documentation and finalization of the contractual and business arrangement between the Partnership and NJHA as finally culminated in the Lease Agreement (including, without limitation, legal fees and travel and lodging, costs).

         Development Cost Amount: The total amount of Development Costs actually paid, incurred or expended.

         Development Cost Notice: Shall have the meaning assigned to such term pursuant to Section 5.02(a) hereof.

         Downing Stadium: The entertainment facility located on Randall's Island under the Triborough Bridge and commonly called Downing Stadium, in its current condition and configuration.

         Final Budgeted Amount for Construction: The final budgeted amount for the Development Cost Amount which the Managing Partner determines (and provides notice of to Ardee) pursuant

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to the provisions of Section 12.11 hereof, as such final budgeted amount may be revised as a result of an agreement with NJHA to revise or modify the design for the Renovation Work as contemplated in Section 12.11(b)(ii) hereof.

         Fully Restricted Facility: Any amphitheater, bowl, greenfield or other outdoor or open-air venue primarily designed for the presentation of live entertainment events other than sports stadiums with a capacity for 45,000 persons or more.

         Lease Agreement: That certain Lease Agreement to be hereafter executed as contemplated by the provisions of the Memorandum of Understanding, and by which NJHA, as landlord, shall lease and demise to the Partnership, as tenant, the Amphitheater, as such Lease Agreement may be amended from time to time.

         Major Actions: Any acts taken, sums expended or obligations incurred on behalf of the Partnership for any of the following activities:

                  (a) incurring any indebtedness or borrowing any sums of money on behalf of the Partnership other than (i) Deficit Loans and (ii) trade payables; and other accounts payable incurred in the ordinary course of the business of the Partnership and consistent with the then effective Operating Budget;

                  (b) acquiring, on behalf of the Partnership, any of the following:

                           (i) any interest in real property other than the
                  leasehold estate created by the Lease Agreement; and

                           (ii) any personal property which is either (i) not
                  related to the ownership, use, operation or maintenance of the Amphitheater or (ii) not capable of being purchased or leased in a manner consistent with expenditures contemplated in the then effective Operating Budget.

                  (c) agreeing, to modify, alter or otherwise amend any of the provisions of the Lease Agreement or any Major Operational Agreement, other than waivers or modifications made in the ordinary course of business;

                  (d) executing or delivering a Mortgage;

                  (e) expending any funds of the Partnership for Operating Expenses in amounts which exceed the amounts permitted to be expended in the Partnership's then effective Operating Budget; provided, however, Ardee's consent shall not be unreasonably withheld to any request made by the Managing Partner for the expending of funds of the Partnership for Operating Expenses in amounts which exceed the amounts permitted to be expended in the Partnership's then effective Operating Budget;

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                  (f) executing or otherwise entering into any Major Operational
         Agreement;

                  (g) executing a construction contract for any part of the Renovation Work; provided, however, (i) if Ardee fails to provide comments to, or reasons for refusing, its approval of, any proposed construction contract presented to it by the Managing Partner within five (5) business days, then Ardee shall be deemed to have approved such construction contract and (ii) Ardee shall not unreasonably withhold its consent to any proposed construction contract presented to it by the Managing Partner;

                  (h) subject to the provisions of Section 12.04 hereof, adopting or modifying an Annual Operating Budget for any Amphitheater Fiscal Year;

                  (i) selling, or agreeing to sell, the Amphitheater or any material portion thereof;

                  (j) entering into any contractual or business arrangement with a Partner or the Affiliate of any Partner; and

                  (k) engaging in any other business venture or entrepreneurial activity other than that directly related to the Partnership Purposes.

         Major Operational Action: Any Major Action which involves day-to-day decisions affecting the use, operation and maintenance of the Amphitheater including, without limitation, (i) executing, entering into or amending any Major Operational Agreement, (ii) expending funds of the Partnership for Operating Expenses in amounts which exceed amounts permitted to be expended in the Partnership's then effective Operating Budget, (iii) executing a construction contract for any part of the Renovation Work, and (iv) adopting or modifying any Annual Operating Budget for any Amphitheater Fiscal Year.

         Managing Operational Agreement: Any material agreement relating to the operation, use or maintenance of the Amphitheater such as, by way of example,
(i) food and beverage concession agreements, (ii) merchandise concession agreements, (iii) sponsorship agreements, (iv) Artist Agreements, (v) employment agreements with any of the Amphitheater's personnel and (vi) material service contracts such as agreements for the provision of security services at the Amphitheater or operation of the parking lots.

         Managing Partner:  Pavilion.

         Memorandum of Understanding: That certain Agreement Concerning Outdoor Entertainment Facility dated 1995 and entered into by and among, (i) Delsener Slater Enterprises, Ltd., an Affiliate of Ardee, (ii) Pavilion and (iii) NJHA.

         Mortgage: Any mortgage, deed of trust or other instrument creating a lien on the Partnership's interest in the Amphitheater as security for repayment of any liability or indebtedness.

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         Most Favorable Offer: Shall have the meaning assigned to such term pursuant to the provisions of Section 12.02(c)(1) hereof.

         NJHA: New Jersey Highway Authority, a body corporate and politic created and existing under and by virtue of the New Jersey Highway Authority Act, as amended.

         Non-Artist Operating Agreements: All Major Operational Agreements other than Artist Agreements.

         Non-Expanded Amphitheater Season: Any Amphitheater Season which ends prior to substantial completion of the Renovation Work.

         Offensive NY Amphitheater: Any Fully Restricted Facility which is being proposed for construction or development in the Restricted NY Area other than Defensive NY Amphitheaters.

         Operating Budget: The budget of Operating Expenses of the Partnership to be prepared each year in accordance with and pursuant to the provisions of
Section 12.04 hereof.

         Operating Expenses: The overhead and operating, expenses of the Partnership which relate to the day-to-day operation of the Amphitheater such as salaries for employees and staff for the Amphitheater, rent and other payments due to NJHA or others pursuant to the Lease Agreement, utility costs for the Amphitheater, insurance costs relating to the maintenance of casualty and liability insurance for the Amphitheater, interest and required principal amortization on the Partnership's indebtedness, costs relating to maintenance, repair and upkeep of the Amphitheater and the personal property and equipment used in connection with the operation of the Amphitheater and costs for the purchase of office supplies and equipment. Notwithstanding anything to the contrary implied by the immediately preceding sentence, none of the following types of expenditures or expenses shall be "Operating Expenses" for purposes of this Agreement:

                  (a) the costs directly attributable to or associated with the booking, production, presentation or promotion of any performance or event at the Amphitheater such as artist costs, advertising costs and costs of staging; and

                  (b) costs or expenses which must be incurred as the result of any emergency, casualty or other unforeseeable occurrence at the Amphitheater.

         Partially Restricted Facility: Any arena, auditorium, building, hall, stadium or other venue primarily designed for the presentation of live entertainment events other than Fully Restricted Facilities.

         Partners: Pavilion and Ardee. The term "Partners" shall not include any assignee of a Partner's Partnership Interest, unless (i) the other Partner agrees to admit such assignee to the

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Partnership or (ii) such assignee acquired such Partnership Interest in accordance with, pursuant to and in compliance with the provisions of Sections
18.04 or 18.05 hereof.

         Partnership:  The Partnership created by this Agreement.

         Partnership Act: The Delaware Uniform Partnership Act, Title VI, Chapter 15 of the Delaware Code (1974 revision), as amended from time to time.

         Partnership Interest: All of the interest of any Partner in the Partnership, including its (i) right to a distributive share of the profits and losses of the Partnership, (ii) right to a distributive share of the assets of the Partnership, and (iii) right to participate in the management of the affairs of the Partnership.

         Partnership Purposes: The purposes for which the Partnership is formed as set forth in Section 3.01 of this Agreement.

         Pavilion: Pavilion Partners, a Delaware general partnership whose sole general partners are SM/PACE, Inc. and Amphitheater Entertainment Partnership.

         Percentage Interest: The respective Partnership Interest of each Partner in the Partnership expressed as a percentage of the Partnership Interests owned by all Partners. The Percentage Interest of Pavilion is sixty-six and two-thirds percent (66-2/3%) and the Percentage Interest of Ardee is thirty-three and one-third percent (33-1/3%).

         Permitted Rate: The lesser of (a) two percent (2%) per annum over the Prime Rate or (b) the maximum non-usurious interest rate permitted by applicable law from time to time in effect.

         Person: Any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

         Prime Rate: The prime rate of interest per annum announced, from time to time, by major U.S. money center banks as published daily in the "Money Rates" column of The Wall Street Journal; provided, however, that if The Wall Street Journal should ever cease, for any reason, to publish such rate on a daily basis, then the Prime Rate shall be the rate of interest designated, and in effect from time to time, by Citibank, N.A., in New York, New York as its prime rate or base rate charged on commercial loans.

         Qualified Liabilities: Shall have the meaning assigned to such term pursuant to Section 6.01(c) hereof.

         Qualified Operational Shortfall: Shall have the meaning assigned to such term pursuant to Section 6.01(b) hereof.

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         Qualified Shortfall Notice: Shall have the meaning assigned to such term pursuant to Section 6.01(a) hereof.

         Renovation Work: Such renovation, rehabilitation, construction and upgrade activities at the Amphitheater necessary to increase the Arnphitheater's covered seating capacity to approximately 7,000 and lawn seating capacity to approximately 10,500 and to otherwise upgrade the Amphitheater's concession plazas and the Parking Facilities as more fully described on Exhibit "C" attached hereto.

         Restricted Area: The geographical area encompassed by the Restricted NJ Area and the Restricted NY Area.

         Restricted NJ Area: The geographical area located in the State of New Jersey described on Exhibit "A-1" attached hereto.

         Restricted NY Area: The geographical area located in the State of New York described on Exhibit "A-2" attached hereto. The Partners hereby acknowledge that Jones Beach Amphitheater is not located in the Restricted NY Area.

         Restricted Facility: Any Partially Restricted Facility or Fully Restricted Facility.

         Tax Year: The fiscal year of the Partnership for federal income tax purposes.

         Upfront Advances: All concessionaire grants or advances received or receivable by the Partnership prior to the first event, performance or presentation held at the Amphitheater after completion of the Renovation Work. Any amounts received from a concessionaire which are properly attributable to operations during any Non-Expanded Amphitheater Season shall not be included as a part of Upfront Advances but shall instead be included in the Partnership's income from operations during such Non-Expanded Amphitheater Season.

         Waterloo: The premises located in Stanhope, New Jersey at which live concerts and other entertainment events are presented from time to time and which is commonly referred to as "Waterloo Village".


                                   ARTICLE II

                            Name of Business: Offices

         2.01 Partnership Name. The name of the Partnership shall be GSAC Partners. In addition to the foregoing name, the activities and business of the Partnership may be conducted in the Managing Partner's discretion, under such other names as may be designated from time to time by the Managing Partner; provided, however the Managing Partner may not use, without the prior

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consent of Ardee, any assumed name for the Partnership which includes within it the name of Ardee, Pavilion, the partners of Pavilion or any of their respective Affiliates. The Partners shall execute and file such certificates, if any, as are required by the provisions of any assumed name law or statute in any jurisdiction in which the Partnership conducts business, as may be required to reflect the Partnership's operation under such names.

         2.02 Partnership Offices. The principal place of business of the Partnership shall be at 515 Post Oak Blvd., Suite 300, Houston, Texas 77027. The Partnership shall also maintain an office at the Amphitheater during the Amphitheater Season which will be staffed by the employees of the Partnership who will manage, operate and maintain the Amphitheater.

                                   ARTICLE III

                      Purpose and Power of the Partnership

         3.01 Purposes. The character and purposes of the specific business to be conducted by the Partnership are (i) to lease, operate, use and maintain the Amphitheater (including the booking, promotion, production and presentation of live entertainment events at the Amphitheater), (ii) to perform and fulfill all obligations and duties of the "Tenant" under the terms and provisions to be contained in the Lease Agreement and (iii) to take any and all other actions which may be incidental to or otherwise reasonably related to the foregoing business and purposes.

         3.02 Powers. The Partnership shall have the power, in fulfilling the purposes set forth in Section 3.01, to conduct any business or take any action which is lawful and which is not prohibited by the Partnership Act.

                                   ARTICLE IV

                               Term of Partnership

         The Partnership shall begin on the date first set forth above and shall continue for a term of twenty-two (22) years from such date unless sooner dissolved pursuant to Section 17.01 hereof or by operation of law. Notwithstanding the foregoing, if the term of the Lease Agreement should be extended, for any reason whatsoever, beyond the twenty-two (22) year term referred to in the immediately preceding sentence, then the term of the Partnership shall be automatically extended to expire upon such extended term of the Lease Agreement.

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                                    ARTICLE V

          Initial Contributions and Contributions for Development Costs

         5.01 Initial Contribution.

                  (a) Upon execution of this Agreement, Pavilion shall convey, and does hereby convey, to the Partnership all of its rights, titles and interests in, under or created by the Memorandum of Understanding.

                  (b) Upon execution of this Agreement, Ardee shall convey, and does hereby convey, or shall cause Delsener Slater Enterprises, Ltd. to convey, to the Partnership, all of Delsener Slater Enterprises, Ltd.'s rights, titles and interests in, under or created by the Memorandum of Understanding.

                  (c) It is hereby specifically agreed by and between the Partners that the fair market value of the assets being conveyed to the Partnership pursuant to Section 5.01 is equal to $0.00. As a result, the initial balance of the Capital Account of Pavilion and Ardee, following completion of the initial contribution required pursuant to the provisions of this Section 5.01 shall each be $0.00.

         5.02 Development Costs. Except as otherwise provided herein, Pavilion and Ardee shall be obligated from time to time to contribute to the capital of the Partnership, in proportion to their respective Percentage Interests, a sufficient amount of funds to provide to the Partnership enough cash to pay and discharge all Development Costs as and when payable. In furtherance of the foregoing, the following provisions shall apply:

                  (a) If the Partnership does not have adequate funds available to it to pay any Development Costs when due, then the Managing Partner shall deliver a notice ("Development Cost Notice") to the Partners specifying the amount of funds needed to pay such Development Costs and stating that each Partner is obligated to contribute to the Partnership its Percentage Interest of the amount of funds needed to pay such Development Costs.

                  (b) Following delivery of a Development Cost Notice to the Partners by the Managing Partner, each Partner shall be obligated to contribute to the capital of the Partnership, within fifteen (15) days following receipt of such Development Cost Notice, its respective Percentage Interest of the total amount of Development Costs identified in such Development Cost Notice.

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Without the prior consent of both Partners, no construction contract for the
Renovation Work may be executed on behalf of the Partnership which does not satisfy the criteria specified in clause (g) of the definition of "Major Action" in Article I hereof.

         5.03 Upfront Advances. The Partnership shall use any and all Upfront Advances exclusively for the payment of Development Costs. To the extent that any of the Upfront Advances have not been used to pay Development Costs after all Development Costs have been fully paid and discharged, then, notwithstanding the provisions of Article VII hereof, that remaining portion of the Upfront Advances shall be. distributed to the Partners in proportion to their respective Percentage Interests.

         5.04 Prior Development Costs.

                  (a) Pavilion hereby represents and warrants to Ardee that attached hereto as Exhibit "D- 1" is a true, correct, complete and accurate schedule of all Development Costs paid by Pavilion through September 30, 1996. Ardee hereby represents and warrants to Pavilion that attached hereto as Exhibit "D-2" is a true, correct, complete and accurate schedule of all Development Costs which have been paid by Ardee through September 30, 1996.

                  (b) All amounts paid for Development Costs prior to the execution hereof shall be deemed to have been contributed to the capital of the Partnership by the Partner that paid such amounts and shall be added to the balance of such Partner's Capital Account.

                  (c) In order that the Partners, contributions for Development Costs paid prior to the execution of this Agreement will be in proportion to their respective Percentage Interests, the. following provisions shall apply:

                           (1) Upon execution hereof, but subject to the
                  provisions of clause (d) of this Section 5.04, Ardee shall contribute to the capital of the Partnership immediately available funds in the amount by which one-half of the Development Costs paid by Pavilion through September 30, 1996 (as reflected on Exhibit "D-1 attached hereto) exceeds all of the Development Costs paid by Ardee through September 30, 1996 (as reflected on Exhibit "D-2" attached hereto).

                           (2) Upon final determination by the Partners of the
                  amount of Development Costs paid by each between September 30, 1996 and the execution of this Agreement ("Pending Costs"), Ardee shall contribute to the capital of the Partnership immediately available funds in the amount by which one-half of Pavilion's Pending Costs exceeds all of Ardee's Pending Costs.

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Amounts contributed to the capital of the Partnership by Ardee pursuant to this
Section 5.04(c) shall be fully utilized by the Partnership to pay and discharge Development Costs before any Development Cost Notice is provided pursuant to
Section 5.02(a) hereof.

                  (d) Each Partner shall have the right to review the books, records, invoices and other supporting documentation relating, to the Development Costs paid by the other Partner through September 30, 1996 for a period of ninety (90) days following the execution of this Agreement (such ninety (90) day period being herein called the "Review Period"). If, as a result of the review of such books, records, invoices and other documentation during, the Review Period, one of the Partners disputes the other Partner's determination of the amount of Development Costs paid by the other Partner through September 30, 1996, then such Partner shall have the right to require that such dispute be settled in accordance with the provisions of Article XVI hereof so long as notice of such dispute is provided to the other Partner prior to the expiration of the Review Period. If the amount of Development Costs actually paid by either of the Partners through September 30, 1996 should be changed as a result of any such dispute, then upon final settlement of such dispute, the amount of the capital contribution required to be made by Ardee pursuant to Section 5.04(c)(1) hereof shall be appropriately increased or decreased with a distribution to, or contribution by, Ardee, as necessary. If neither Partner provides notice of a dispute pursuant to this Section 504(d) prior to the expiration of the Review Period, then such Partner shall be deemed to have accepted the amounts specified in Exhibits "D-1" and "D-2" attached hereto as the amount of Development Costs paid by each Partner through September 30, 1996.

         5.05 Development Cost Draw Requests. Copies of each draw request from the Partnership's contractor for the Renovation Work, together with all back-up information and written comments or approvals from the Partnership's architect, shall be provided to Ardee immediately upon receipt by the Managing Partner. Ardee shall have the right to review and comment upon each such draw request and require the Managing Partner to assert or reserve any claims, on behalf of the Partnership, which Ardee believes are available as a result of its review of any such draw request and other support documentation. However, none of the provisions contained in this Section 5.05 shall be read to negate, limit, lessen or otherwise affect either Partner's obligation to make all capital contributions otherwise required to be made pursuant to the provisions of this
Article V.

         5.06 Security for Ardee's Development Cost Contribution Obligation. As security for the performance of its obligations to make contributions to the Partnership required by the provisions of Section 5.02 of this Agreement, Ardee does hereby grant to the Partnership a security interest (the "Security Interest") in the Pledged Account (as hereinafter defined). As used herein, the term "Pledged Account" shall mean Merrill Lynch Pierce Fenner & Smith Incorporated Account No. 546-07B79 (formerly Account No. 546-07A11) maintained in the name of Ardee, as well as the Cash Securities Account and any other account of Ardee maintained with respect thereto. The following provisions shall apply with respect to the Security Interest:

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                  (a) Attached hereto as Exhibit "E" is (i) a true, correct and complete copy of the most recent Account Statement received by Ardee with respect to the Pledged Account and (ii) a letter issued by Merrill Lynch confirming the assets held in the Pledged Account as of November 12, 1996 (such Account Statement and letter being herein collectively called the "Merrill Lynch Statement"). The securities listed in the Merrill Lynch Statement continue to be held in the Pledged Account as of the date hereof and none of such securities have been removed from the Pledged Account since November 12, 1996 (except as required to fund the payment required to be made to the Partnership pursuant to the provisions of Section 5.04(c)(1) hereof). Ardee agrees that, for so long as this Agreement shall remain in effect, the Pledged Account will contain nothing but cash or obligations backed by the full faith and credit of the government of the United States of America. Notwithstanding anything to the contrary contained herein, Ardee may withdraw from the Pledged Account (i) interest received from time to time on account of the assets held in the Pledged Account and (ii) such funds as may be required to fund directly to the Partnership capital contributions to be made by Ardee pursuant to the provisions of Sections 5.02 or 5.04 hereof.

                  (b) Upon execution of this Agreement, Ardee shall (i) execute and deliver to the Managing Partner one or more counterparts of a UCC-1 describing the Pledged Account in a form reasonably acceptable to the Managing Partner and (ii) execute and cause Merrill Lynch Pierce Fenner & Smith Incorporated to execute and deliver to the Managing Partner a Pledged Collateral Account Agreement pertaining to the Pledged Account in a form reasonably acceptable to the Managing Partner.

                  (c) Upon full and final satisfaction and discharge of Ardee's obligations to make contributions to the Partnership required by the provisions of Section 5.02 of this Agreement, the Partnership shall release the Security Interest by executing a UCC-3 and simultaneously authorizing Merrill Lynch Pierce Fenner & Smith Incorporated to release to Ardee, the funds then remaining in the Pledged Account.

                  (d) If Ardee discharges all or any portion of its obligations required by the provisions of Section 5.02 of this Agreement by applying thereto funds other than those included in the Pledged Account, then the Partnership shall release from the Security Interest a portion of the amount deposited in the Pledged Account in an amount not more than the amount so discharged by Ardee with funds not included in the Pledged Account.

                  (e) Notwithstanding the provisions of Section 19.02 hereof or any other provision to the contrary herein, THE LAW OF THE STATE OF TEXAS SHALL GOVERN AND CONTROL THE CREATION, PERFECTION AND ENFORCEMENT OF THE SECURITY INTEREST AND THE OTHER PROVISIONS CONTAINED IN THIS
         SECTION 5.06.

                                   ARTICLE VI

                  Operational Cash Shortfalls and Deficit Loans

         6.01 Operational Shortfalls. Subject to the provisions of Section 6.02 hereof, the following provisions shall apply:

                  (a) If a Qualified Operational Shortfall occurs at any time, then the Managing Partner shall deliver a notice ("Qualified Shortfall Notice") to the Partners specifying the amount of funds needed to cover such Qualified Operational Shortfall and stating, that each Partner is obligated to contribute to the capital of the Partnership its Percentage Interest of the amount of funds needed to cover such Qualified Operational Shortfall. Following delivery of a Qualified Shortfall Notice to the Partners by the Managing Partner, each Partner shall be obligated to contribute to the capital of the Partnership, within fifteen (15) days following receipt of such Qualified Shortfall Notice, its respective Percentage Interest of the amount of funds needed to cover the Qualified Operational Shortfall as set forth in such Qualified Shortfall Notice.

                  (b) As used herein, the term "Qualified Operational Shortfall" shall mean the occurrence or happening, at any time, in the Managing Partner's reasonable discretion, of the circumstance of the Partnership having an insufficient amount of cash to pay or cover the Qualified Liabilities (herein defined) of the Partnership as they become due.

                  (c) As used herein, the term "Qualified Liabilities" shall mean any and all debts, liabilities, expenses, charges or other obligations of the Partnership other than Development Costs. The term "Qualified Liabilities" shall include, without limitation, costs associated with the engagement of performers at the Amphitheater, advertising costs, promotion costs, employee costs and rental obligations under the Lease.

         6.02 Deficit Loan for the Non-Expanded Amphitheater Seasons.

                  (a) Obligation During the Non-Expanded Amphitheater Seasons Only. Notwithstanding the provisions of Section 6.01 hereof, if a Qualified Operational Shortfall occurs at any time during any Non-Expanded Amphitheater Season, then Pavilion and Ardee shall each extend a loan ("Deficit Loan") to the Partnership in an amount equal to fifty percent (50%) of such cash deficit within fifteen (15) days following receipt of written notice of the existence of such cash deficit from the Managing Partner.

                  (b) Deficit Loan Terms. No distributions shall be made to the Partners pursuant to Article VII hereof at any time during which any Deficit Loan remains unpaid and outstanding. Each Deficit Loan shall bear interest at a variable rate of interest per annum equal to the Permitted Rate and shall be repayable as soon as the Partnership has funds available therefor. Each payment made by the Partnership on the Deficit Loans shall be applied and apportioned between the Deficit Loans in proportion to the principal balance of each Deficit Loan.

                                   ARTICLE VII

                               Cash Distributions

         7.01 Distribution of Available Cash. Except as provided in Section 7.02 or Section 7.03 hereof, all Available Cash shall be distributed by the Partnership within 60 days after the end of each Amphitheater Season to the Partners in proportion to their respective Percentage Interests.

         7.02 Distribution for Non-Expanded Amphitheater Seasons Only. Notwithstanding the provisions of Section 7.01 hereof, with respect to each Non-Expanded Amphitheater Season only, cash in an amount equal to the net income from operations of the Partnership (as determined pursuant to generally accepted accounting principles) during the Amphitheater Fiscal Year in which such Non-Expanded Amphitheater Season occurs shall be distributed by the Partnership, within sixty (60) days after the end of such Non-Expanded Amphitheater Season, to the Partners, fifty percent (50%) to Pavilion and fifty percent (50%) to Ardee.

         7.03 Distributions Following Sale of Amphitheater. Following a sale or other disposition of all or substantially all of the Partnership's interest in the Amphitheater, no further distributions shall be made pursuant to Sections
7.01 or 7.02 hereof. Instead, all distributions thereafter shall be governed by the provisions of Section 17.03 hereof.

         7.04 Non-Cash Receipts. All non-cash goods, benefits or services received in kind by the Partnership as a result of the operation and exploitation of the Amphitheater shall be Partnership assets to be either (i) used by the Partnership for valid business purposes consistent with the then effective Annual Operating Budget or (ii) distributed to the Partners pursuant to the provisions of this Agreement in the same manner as if such non-cash goods, benefits or services were cash in an amount equal to their respective fair market values. The determination of the fair market value of any such non-cash item shall be made jointly by the Partners prior to the distribution of such item to the Partners.

                                  ARTICLE VIII

                                 Tax Allocations

         8.01 General Provisions. Except as provided to the contrary elsewhere in this Article VIII, all of the Partnership's income, gains, losses and deductions for each Tax Year shall be allocated between the Partners in accordance with the following provisions:

                  (a) Until each Partner has been allocated an amount of the Partnership's income pursuant to this Section 8.01 (a), net of any losses or deductions allocated pursuant to this Section 8.01(a), in an amount equal to the aggregate cash distributions made to such Partner pursuant to Section 7.02 hereof with respect to the Non-Expanded Amphitheater Seasons, the Partnership's income, gains, losses and deductions shall be allocated fifty percent (50%) to Pavilion and fifty percent (50%) to Ardee.

                  (b) All income, gains, losses and deductions of the Partnership not allocated pursuant to Section 8.01(a) hereof, shall be allocated between the Partners in proportion to their respective Percentage Interests.

         8.02 Gain or Loss Upon Sale of the Amphitheater. Notwithstanding the provisions of Section 8.01 hereof, but subject to the provisions of Section 8.03 of this Agreement, the following provisions shall apply:

                  (a) The gain, if any, recognized by the Partnership upon any disposition of all or substantially all of the Partnership's interest in the Amphitheater shall be allocated as follows:

                           (1) First, to the Partners whose Capital Accounts
                  have a negative balance, in proportion to and to the extent of such negative balances;

                           (2) Second, to the Partners in the minimum amounts
                  necessary to cause the balances of their respective Capital Accounts to be in the ratios of their respective Percentage Interests; and

                           (3) Any remaining gains shall be allocated between
                  the Partners in proportion to their respective Percentage Interests.

                  (b) The loss, if any, recognized by the Partnership, upon the disposition of all or substantially all of its interest in the Amphitheater shall be allocated as follows:

                           (1) First, to the Partners in the minimum amounts
                  necessary to cause the balances in their respective Capital Accounts to be in the ratios of their respective Percentage Interests.

                           (2) Second, any remaining amount shall be allocated
                  between the Partners in proportion to their respective Percentage Interests.

                  (c) The allocation of any gain or loss from the disposition of all or substantially all of the Partnership's interest in the Amphitheater pursuant to this Section 8.02 shall be made after the allocations required to be made pursuant to Section 8.01 hereof for the Tax Year in which such disposition occurred.

         8.03 Section 704(c) Allocations. Income, gain, loss and deduction with respect to any item of property contributed to the Partnership shall, solely for federal income tax purposes, be allocated between the Partners so as to take into account any difference between the fair market value of such item of property and its adjusted basis for federal income tax purposes on the date of such contribution, in accordance with the requirements of Section 704(c) of the Code. All allocations under this Section 8.03 shall be made in such a manner as the Managing Partner shall determine reasonably reflects the requirements of
Section 704(c) of the Code. No allocations pursuant to this Section 8.03 shall be reflected as an adjustment to any Partner's Capital Account.

         8.04 Transferor/Transferee Allocations. If a Partnership Interest is transferred during any Tax Year, the income, gains, losses and deductions allocable in respect of that Partnership Interest shall be prorated between the Transferor and the Transferee on the basis of the number of days in the year that each was the holder of that Partnership Interest without regard to the results of the Partnership operations during the period before and after the transfer, unless either the transferor or the transferee elects to use an allocation based on the results as of the record date of transfer, to the extent permitted by the Code, and agrees to reimburse the Partnership for the cost of making and recording such allocation. A transferee of a Partnership Interest shall succeed to the Capital Account of the transferor.

         8.05 Capital Accounts. The Partnership shall maintain a capital account for each Partner, the initial balance of each of which shall be zero. Each Partner's capital account shall be increased (i) by any income and gains allocated to that Partner for federal income tax purposes pursuant to Article VIII hereof, and (ii) by the amount of cash and the fair market value of any property contributed to the Partnership by that Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code). Each Partner's capital account shall be decreased (i) by any deductions and losses allocated to that Partner for federal income tax purposes pursuant to Article VIII hereof, and
(ii) by the amount of cash and the fair market, value of any property distributed by the Partnership to that Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the U.S. Treasury Regulations issued pursuant to Section 704(b) of the Code, and shall be interpreted and applied in a manner consistent with such regulations. If a Partner's Capital Account has a deficit balance following liquidation (as defined in Section 1.704-1(b)(2)(ii)(g) of the U.S. Treasury Regulations promulgated under Section 704 of the Code) of the Partner's interest in the Partnership (after taking into account all Capital Account adjustments for the Tax Year in which liquidation occurs), such Partner shall, by the end of such Tax Year (or, if later, within ninety (90) days after the date of such liquidation), contribute to the Partnership an amount necessary to increase the balance in its Capital Account to $0.00.

                                   ARTICLE IX

                        Ownership of Partnership Property

         All real or personal property acquired by the Partnership shall be owned by the Partnership, such ownership being, subject to the other terms and provisions of this Agreement. Each Partner hereby expressly waives the right to require partition of any Partnership property or any part thereof.

                                    ARTICLE X

                              Voluntary Withdrawal

         No Partner shall have the right to, and each Partner agrees that it will not, withdraw voluntarily from the Partnership. In the event any Partner withdraws from the Partnership in contravention of this Agreement, such withdrawing Partner shall be liable to the other Partner for all damages attributable to its breach of this Agreement. The withdrawal of a Partner in contravention of this Article X shall not cause the Partnership to be dissolved, and such withdrawing Partner shall be deemed to be an assignee of a Partner's Partnership Interest and shall have only the rights provided a Partner's assignee under the provisions of the Partnership Act.

                                   ARTICLE XI

                                 Fiscal Matters

         11.01 Fiscal Year. The fiscal year of the Partnership for federal income tax purposes shall end on October 31 of each calendar year or such other fiscal year as may be required pursuant to the application of the provisions of the Code or the U.S. Treasury Regulations promulgated thereunder. The fiscal year of the Partnership for financial accounting purposes shall end on October 31 of each calendar year or such other fiscal year as may be selected by the Managing Partner from time to time.

         11.02 Books and Records. Proper books and records shall be kept by the Managing Partner with reference to all Partnership transactions, and each Partner shall at all reasonable times during business hours have access thereto. All items of income and deductions recognized during a Tax Year shall be allocated as of the end of each Tax Year, based on the facts and circumstances existing as of the end of that year. Interim reports may be based on the facts and circumstances existing at the time of these reports subject to year-end adjustments. Monthly reports of operating expenses and income shall be prepared, or cause to be prepared, by the Managing Partner as of the end of each calendar month and a copy thereof provided to the Partners within thirty (30) days after the end of each such calendar month. Year end financial statements shall be prepared, or caused to be prepared, by the Managing Partner as of the end of each financial fiscal year of the Partnership and a copy thereof provided to the Partners within 120 days after the end of each such financial fiscal year.

         11.03 Partnership Bank Accounts. All funds of the Partnership shall be deposited in its name in an account or accounts maintained at a national or state bank. Checks shall be drawn upon the Partnership and may be signed by such persons as may be designated from time to time by the Managing Partner; provided, however, any single check (other than amounts payable in connection with the settlement of a show) in an amount greater than $10,000 may not be signed or issued on behalf of the Partnership by the Managing Partner unless and until Ardee has provided written approval by facsimile, which approval may not be unreasonably withheld. In furtherance of the foregoing, the Managing Partner shall promulgate a one page "check request approval form" for purposes of describing any check which requires the approval of Ardee which will describe the payee and the purpose of the check and provide a signature line for an authorized representative of Ardee to provide approval.

         11.04 Tax Matters and Reports. Any provision hereof to the contrary notwithstanding, solely for federal income tax purposes, each of the Partners hereby recognizes that the Partnership will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing, of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Partnership or expand the obligations or liabilities of the Partners. The Managing Partner shall be the "tax matters partner" for all purposes related to federal, state and local income tax laws.

         11.05 Tax Returns. The Managing Partner shall cause to be prepared and filed all tax returns and statements, if any, which must be filed on behalf of the Partnership with any taxing authority, and shall submit copies of all such returns and statements to the Partners. All fees, charges and other expenses payable to third party professionals such as attorneys or accountants relating to the preparation and filing of tax returns and statements or otherwise reporting of financial results of the Partnership, shall be properly chargeable as expenses of the Partnership.

         11.06 Deduction of Expenses. The Partnership shall treat as an expense for federal income tax purposes all amounts which may be considered as ordinary and necessary business expenses deductible under applicable rules of the Code and the regulations promulgated thereunder. Notwithstanding the foregoing, the Managing Partner may, from time to time, elect on behalf of the Partnership to capitalize certain expenditures which might otherwise be considered ordinary and necessary business expenses for federal income tax purposes, and such elections shall be binding on all Partners.

         11.07 Section 754 Election. In the case of distribution of Partnership property within the provisions of Section 734 of the Code or in the case of a transfer of a Partnership interest permitted by this Agreement made within the provisions of Section 743 of the Code, the Partnership shall file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable Treasury Regulation upon the request of any Partner if such requesting Partner agrees to pay all costs incurred by the Partnership in connection with the making of such an election.

         11.08 Reimbursement of Expenses. Provided that any such costs and expenses are within the limits contained in the then effective Operating Budget, the Partnership shall be obligated to reimburse the Partners and their respective Affiliates and employees for any and all out-of-pocket costs and expenses for items such as delivery charges, travel costs, long distance telephone and fax charges and postage expenses to the extent that such costs and expenses relate to the business of the Partnership. Notwithstanding the foregoing, it is specifically understood and acknowledged that nothing contained in this Section 11.08 shall obligate the Partnership to reimburse any Partner or any of its Affiliates for any salaries or overhead expenses.


                                   ARTICLE XII

                        Management of Partnership Affairs

         12.01 Major Actions.

         (a) Except as provided in clause (b) of this Section 12.01, no Major Action may be taken by the Partnership or by any Partner on behalf of the Partnership without first obtaining prior written approval from both of the Partners. The terms and conditions to be contained in the Lease Agreement must also be mutually approved by the Partners.

         (b) Notwithstanding the provisions of clause (a) of this Section 12.01, capital expenditures paid or incurred to satisfy any legal requirements (including requirements imposed pursuant to the provisions of the Lease Agreement) or which may be necessary to cure or correct any health or safety danger to patrons or employees of the Amphitheater may be authorized by the Managing Partner without the consent and approval of Ardee.

         12.02 Management Vested in the Managing Partner.

         (a) All responsibility and authority relating to the operations, business and management of the Partnership, except for the taking of Major Actions, shall be exclusively vested in the Managing Partner. The Managing Partner is hereby exclusively authorized to take any and all actions reasonably necessary or required to carry out the Partnership Purposes, including, without limitation, the hiring and retaining of such employees and other personnel (subject to the provisions of clause (c) of this Section 12.02) as may be reasonably necessary, in the discretion of the Managing Partner, to efficiently and effectively use, operate and maintain the Amphitheater and otherwise fulfill the Partnership Purposes. Notwithstanding the foregoing, the Managing Partner agrees to generally consult with Ardee, and reasonably consider any comments provided by Ardee, in connection with the management of the business of the Partnership in a reasonable manner and at reasonable times upon the request of Ardee.

         (b) The following provisions shall apply with respect to Non-Artist Operating Agreements:

                  (1) If there are two or more competing offers for any Non-Artist Operating Agreement and Pavilion and Ardee cannot mutually agree upon which of such offers shall be accepted, then the offer ("Most Favorable Offer") containing the most favorable economic and financial terms, considered as a whole, to the Partnership shall be selected by the Partnership.

                  (2) If Pavilion proposes that the Partnership accept an offer for a specific Non-Artist Operating Agreement for which there is not a competing, offer and Ardee has not, within thirty (30) days after formal written notice of the proposal to accept such offer on behalf of the Partnership, either (i) approved such offer for such Non-Artist Operating Agreement or (ii) procured a competing offer for such Non-Artist Operating Agreement, then Pavilion shall have the authority to execute and enter into the originally proposed Non-Artist Operating Agreement with no further action or approval from Ardee.

         (c) Notwithstanding the provisions of Section 12.02(a) hereof, it is understood and agreed that decisions related to the filling of the following positions shall require approval of both Partners: the general manager, the marketing, director, the head of security (if any) and the controller; provided, however, Ardee agrees not to unreasonably withhold its consent to individuals proposed to be hired in those positions by the Managing Partner.

         (d) Pavilion shall not be entitled to (i) any fee for its services to be rendered pursuant to this Section 12.02 or (ii) allocate or otherwise charge to the Partnership any of its general and administrative expenses or other internal overhead costs.

         12.03 Booking and Promotional Responsibility.

                  (a) Ardee shall be primarily responsible for the activities related to (i) booking (or otherwise engaging) talent for appearance at the Amphitheater and (ii) advertising, marketing and promoting concerts and performances at the Amphitheater.

                  (b) Ardee hereby agrees to provide the necessary time and services as may be required to cause (i) the Amphitheater to be properly and adequately booked and engaged consistent with past practices at the Amphitheater and (ii) each event or performance at the Amphitheater to be appropriately advertised, promoted and marketed consistent with past practices at the Amphitheater.

                  (c) For purposes of clause (b), it is hereby expressly acknowledged and agreed that the phrase "consistent with past practices" shall not refer to or mean that (i) the total number of performances booked at the Amphitheater will, in all years, be equal to or in excess of the number of performances booked in prior years, since the total number of performances booked is often subject to the total number of performers on tour during any particular Amphitheater Season or (ii) the quality of performers booked at the Amphitheater will, in all years, be comparable to the quality of performers booked in prior years, since the quality of performances booked is often subject to the quality of the performers on tour during any particular Amphitheater Season.

                  (d) Ardee shall not be entitled to (i) any fees for its services to be rendered pursuant to this Section 12.03 or (ii) allocate or otherwise charge to the Partnership any of its general and administrative expenses or other internal overhead costs.

                  (e) An advertising or marketing budget for each event to be presented at the Amphitheater shall be proposed by Ardee and subject to the approval of the Managing Partner. Upon adoption of such marketing or advertising budget for each such event, Ardee may thereafter implement all decisions in connection with the marketing and promotion of such event subject to the restrictions contained in the mutually approved budget.

                  (f) So long as Ardee, or any Affiliate of Ardee, is involved in the booking or promotion of live entertainment events at Jones Beach Amphitheater, Ardee hereby covenants and agrees with Pavilion and the Partnership as follows:

                           (1) Ardee shall provide oral notice to Pavilion of
                  each offer made to performers for appearance at the Jones Beach Amphitheater promptly following the making of each such offer.
                           (2) Pavilion shall have the right, upon the
                  conclusion of each Amphitheater Season, to review and inspect at Ardee's offices all artist contracts and other related documentation for the performances presented at the Jones Beach Amphitheater during such Amphitheater Season.

         Pavilion covenants and agrees that it will not make use of any of the information provided to it by Ardee pursuant to the provisions of this
         Section 12.03(f) in connection with decisions related to the making of booking offers at facilities (other than the Amphitheater) which are under the control of Pavilion or any of its Affiliates.

         12.04 Annual Operating Budgets. On or before November 30 of each calendar year during the existence of the Partnership, commencing on November 30, 1996, the Managing Partner shall provide to Ardee (i) a proposed Operating Budget for the next Amphitheater Fiscal Year setting forth in reasonable detail the various categories of Operating Expenses and the budgeted amounts for each such category to be incurred by the Partnership during such Amphitheater Fiscal Year and (ii) such reasonable information and materials related to the proposed Operating Budget as may be reasonably requested by Ardee. If a final Operating Budget for any Amphitheater Fiscal Year is not adopted by mutual agreement between the Partners within thirty (30) days after submission by the Managing Partner of a proposed Operating Budget for such Amphitheater Fiscal Year, then, so long as no such final Operating Budget has been mutually approved, the Operating Budget for such Amphitheater Fiscal Year shall be deemed to include all line items as to which unanimous agreement between the Partners has been reached and, with respect to each other line item, the Operating Budget for such Amphitheater Fiscal Year shall be deemed to be the greater of (i) the smallest amount for such line item approved by the Partners, (ii) the amount for the same line items specified in the Operating Budget for the immediately preceding Amphitheater Fiscal Year with such line item increased in the same proportion and amount by which the CPI Index most recently reported prior to the first day of such Amphitheater Fiscal Year exceeds the CPI Index most recently reported prior to the first day of the immediately preceding Amphitheater Fiscal Year or (iii) if such Operating Budget relates to the first Amphitheater Fiscal Year following the last Non-Expanded Amphitheater Season, the amount for the same line item specified in the Operating Budget for the immediately preceding Amphitheater Fiscal Year with such line item increased in such amount as is necessary to address increased operational or logistical requirements attributable to the expansion of the Amphitheater's capacity as a result of the Renovation Work. For purposes hereof, the Operating Budget for the first Amphitheater Fiscal Year shall be deemed to be a budget of Operating Expenses containing the actual amount of Operating Expenses paid and incurred by the Partnership during the first Amphitheater Fiscal Year.

         12.05 Responsibilities of the Partners. Subject to the other provisions of this Agreement, the following provisions shall govern the services to be rendered by each Partner pursuant to the terms of this Agreement:

                  (a) The Managing Partner shall manage, or cause to be managed, the affairs of the Partnership in a prudent and businesslike manner. The Managing Partner shall act as a fiduciary hereunder and in good faith in the performance of its obligations hereunder, but shall have no liability or obligation to the Partners or the Partnership for any decision made or action taken in connection with the discharge of its duties hereunder if such decision or action is (i) not a direct violation of, or in excess of the authority granted by, the provisions of this Agreement and (ii) made or taken in good faith and in the best interests of the Partnership, irrespective of whether the same may be reasonably prudent or whether bad judgment or negligence (excluding gross negligence) was exercised or involved in connection therewith.

                  (b) Ardee shall fulfill its obligations specified in Section
         12.03 hereof in a prudent and businesslike manner. Ardee shall act as a fiduciary hereunder and in good faith in the performance of its obligations hereunder, but shall have no liability or obligation to the Partners or the Partnership for any decision made or action taken in connection with the discharge of its duties hereunder if such decision is (i) not a direct violation of, or in excess of the authority granted by, the provisions of this Agreement and (ii) made or taken in good faith and in the best interests of the Partnership, irrespective of whether the same may be reasonably prudent or whether bad judgment or negligence (excluding gross negligence) was exercised or involved in connection therewith.

         12.06 Indemnification. Each Partner and all of such Partner's partners, agents, employees, officers, directors, shareholders and other representatives shall be indemnified and held harmless by the Partnership, to the extent of the assets of the Partnership, from and against any and all claims, demands, liabilities, costs (including, without limitation, the cost of litigation and reasonable attorneys' fees), damages and causes of action of any nature whatsoever arising out of a claim asserted by any third party and relating to the management of the affairs of the Partnership, except where the claim at issue is based upon (i) the proven gross negligence or willful misconduct of the indemnified party or
(ii) an action taken by the indemnified party in direct violation of, or in excess of the authority granted by, the provisions of this Agreement. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies and recourses to which the indemnified parties described herein shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

         12.07 Artist Agreements. Subject to the right of a Partner to require that competitive bids be made on behalf of the Partnership for the booking of certain live concerts at the Amphitheater in accordance with, and pursuant to, the provisions of Section 13.02(b)(2)(B)(ii)(y) hereof or Section 13.02(d)(3)(ii) hereof, the entering into of any Artist Agreement, as with other Major Actions, shall be subject to the unanimous approval of the Partners. If either Partner refuses to approve the engagement of a particular performer or show at the Amphitheater on behalf of the Partnership which the other Partner ("Promoting Partner") desires to engage for performance at the Amphitheater, then the Promoting Partner shall have the light, subject to availability of the Amphitheater, to rent the Amphitheater from the Partnership on a Cost Only Basis (herein defined) for purposes of presenting such performer or show for its own account. As used herein, the term "Cost Only Basis" shall mean, with respect to any concert or event, the right to rent the Amphitheater from the Partnership (subject to the Partnership's right to operate, through its concessionaires, all concession operations at the Amphitheater) in exchange for reimbursing to the Partnership (i) all of the Partnership's night of show expenses and (ii) the portion of the Partnership's annual overhead costs which are appropriately allocable to such concert or event (including rental obligations to NJHA, insurance costs, utility costs and house staff costs).

         12.08 Action Without Meeting. Any action required by the Partnership Act or by this Agreement to be taken at a meeting of the Partners, or any action which may be taken at a meeting of the Partners, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Partners entitled to participate in the management of the Partnership pursuant to the terms of the Partnership Act and such consent shall have the same force and effect as a vote of the Partners.

         12.09 Transactions with Partners and Affiliates of Partners. Except as may be expressly contemplated or permitted by the provisions of this Agreement, the Partnership shall not enter into any contracts, agreements or other business relationships with either of the Partners or any of the Affiliates of either of the Partners unless and except (i) all of the terms, provisions and conditions of such contract, agreement or business arrangement have been fully described and revealed to the other Partner and (ii) the other Partner has expressly consented in writing to such contract, agreement or other business relationship. To the extent that either of the Partners or any of the Affiliates of either of the Partners should hereafter enter into any contract, agreement or other business arrangement with the Partnership which satisfies the provisions of the immediately preceding sentence, all rights accruing to such Partner or such Affiliate under such contract, agreement or other business arrangement shall be the sole and exclusive property of such contracting party and neither the Partnership nor the other Partner or its Affiliates shall have any participation rights therein or thereto.

         12.10 Loaned Employees. Notwithstanding the provisions of Section 12.09 hereof, but subject to the provisions hereof relating to the Partnership's Operating Budget, the Managing Partner shall have the express right and authority to fill the staffing needs of the Partnership by causing employees of
(i) the Managing Partner, (ii) the partners of the Managing Partner, (iii) Affiliates of the partners of the Managing Partner, (iv) Ardee or (v) Affiliates of Ardee to provide services to the Partnership on a full- or part-time basis. Each such employee who is so loaned to the Partnership shall have all or such appropriate portion of his or her salary and benefit costs reimbursed by the Partnership to the actual employer of such employee. The Managing Partner shall include in the proposed Operating Budget submitted pursuant to the provisions of
Section 12.04 hereof for each Amphitheater Fiscal Year a list identifying each employee that is then being loan to the Partnership pursuant to the provisions of this Section 12.10 and the details as to the portion of his or her salary and benefit costs being reimbursed by the Partnership to the actual employer of such employee.

         12.11 Employee/Travel Related Development Costs. To the extent that any Development Costs consist of (i) the wages, benefits or other related costs of an employee of either Partner (or the Affiliate of either Partner) performing duties related to the designing, planning or construction of the Renovation Work or (ii) the travel and lodging expenses of any such employee incurred in connection with the designing, planning or construction of the Renovation Work, it is expressly stipulated, agreed and acknowledged that only that portion of such wages, benefits, costs and expenses which are appropriately and properly allocable to the planning, designing and construction of the Renovation Work shall be included as Development Costs for purposes of this Agreement.

         12.12 Special Provisions for Termination of Lease for Excess Artist Share. Reference is made to the fact that it is currently anticipated that the Lease will contain provisions creating in favor of the Partnership a right ("Economic Termination Option") to terminate the Lease in the event that (i) artist costs at the Amphitheater exceed a specified percentage of gross ticket revenues at the Amphitheater and (ii) the Partnership and NJHA are unable to mutually agree to modifications to the rental obligations under the Lease. The following provisions shall apply with respect to the Economic Termination
Option:

                  (A) Within forty-five (45) days following the conclusion of each Applicable Time Period (herein defined), the Managing Partner shall provide to Ardee the Managing Partner's calculation of the Artist Share (as such term is defined in the Lease Agreement) for such Applicable Time Period. As used herein, the term "Applicable Time Period" shall mean any one or more relevant periods of time during which the Artist Share is to be measured pursuant to the provisions of the Lease for purposes of determining whether the Economic Termination Option is available for exercise by the Partnership.

                  (B) If one of the Partners ("Terminating Partner") should desire to exercise the Economic Termination Option at a time when it is available for exercise, such Partner must provide written notice thereof at least thirty (30) days prior to the deadline for the exercise of the Economic Termination Option. If, at any time after delivery of a notice pursuant to the provisions of the immediately preceding sentence by a Terminating Partner, NJHA and the Partnership should mutually agree to modifications to the rental obligations under the Lease to the satisfaction of both Partners, then such notice shall automatically, and with no further action required by any party, be revoked and of no further force or effect.

                  (C) If the other Partner ("Non-Termination Partner") does not wish to terminate the Lease pursuant to the Economic Termination Option, then the Non-Terminating, Partner must provide written notice thereof to the Terminating Partner and agree to purchase the Terminating Partner's interest in the Partnership for an amount equal to (i) the Terminating Partner's Percentage Interest multiplied by (ii) the Partnership's then unamortized Development Costs (with the express understanding that the Partnership's Development Costs shall be amortized for these purposes on a straight-line basis over 240 months commencing on the first public performance at the Facility following completion of the Renovation Work).

                  (D) If the Non-Terminating Partner fails to provide notice of its decision to purchase the Terminating Partner's interest in the Partnership on or before the date which is ten (10) days before the deadline to exercise the Economic Termination Option, then the Managing Partner shall be obligated to exercise, on behalf of the Partnership, the Economic Termination Option in a timely manner.


                                  ARTICLE XIII

                                Other Activities

         13.01 Generally. Subject to the provisions of Section 13.02 hereof, this Agreement shall not preclude or limit in any respect the right of any Partner to engage or invest in any business activity of any nature or description, including, those which may be similar to the business of the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or any relationships created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom.

         13.02 Restrictions on Competition. Notwithstanding any of the other provisions contained in this Agreement, the Partners hereby agree, stipulate and acknowledge as follows:

                  (a) Fully Restricted Facilities in the Restricted NJ Area. Subject to the specific exceptions contained in this Section 13.02, the relationship created by this Agreement shall be an exclusive arrangement between the Partners (and their Affiliates) for the booking, production, presentation and promotion of live concerts featuring musical or comedic entertainers at Fully Restricted Facilities in the Restricted NJ Area. Accordingly, each Partner hereby covenants and agrees with the Partnership that neither it nor any of its Affiliates shall, directly or indirectly, become engaged or involved in any manner whatsoever with respect to the booking, production, presentation or promotion of any live musical or comedic concert (other than concerts presented at the Amphitheater) to be presented at a Fully Restricted Facility in the Restricted NJ Area.

                  (b) Limited Exception for Waterloo. Notwithstanding the provisions of clause (a) of this Section 13.02, each Partner (and its respective Affiliates) shall have a limited right to book, present, promote and produce live concerts featuring musical or comedic entertainers at Waterloo which satisfy any one or more of the following conditions:

                           (1) an identical live concert featuring the same
                  musical or comedic entertainers will also be presented at the Amphitheater during, the same Amphitheater Season;

                           (2) such live concert (A) cannot be booked for
                  presentation at the Amphitheater, despite the best efforts of such Partner to so book such live concert at the Amphitheater, because the featured musical or comedic entertainers are not willing to perform at the Amphitheater and (B) such Partner shall have (i) provided notice to the other Partner that, notwithstanding the exercise of its best efforts to the contrary, such Partner has been unable to book such live concert for appearance at the Amphitheater and that such Partner (or its Affiliate) intends to attempt to book such live concert at Waterloo and (ii) agreed to (x) notify the other Partner of the terms of any offer made for the booking of such live concert at Waterloo simultaneously with the making of such offer and (y) make competitive bids on behalf of the Partnership for the booking, of such live concert at the Amphitheater as may be directed by the other Partner; or

                           (3) such live concert cannot be booked for
                  presentation at the Amphitheater, despite the best efforts of such Partner to so book such live concert at the Amphitheater, because there is no available date on the Amphitheater's calendar which reasonably coincides with the touring schedule of the musical or comedic entertainers featured in such live concert.

If either Partner (or any of its Affiliates) intends to book, present, promote or produce any live concert at Waterloo pursuant to the provisions of this
Section 13.02(b), then such Partner shall be required, as a condition precedent to the rights created in this Section 13.02, to provide written notice thereof to the other Partner with a specific description of the concert involved and the reasons for the provisions of Section 13.02(b) apply to such concert. If Waterloo should, at any time during the term of this Partnership, be significantly, materially or substantially improved or upgraded in any manner which would cause Waterloo to be a facility more comparable to the Amphitheater, then either Partner may, by written notice to the other, terminate the provisions contained in this Section 13.02(b).

                  (c) Limited Exception for Downing Stadium. Notwithstanding the provisions of clause (d) of this Section 13.02, each Partner (and its respective Affiliates) shall have a limited right to book, present, promote and produce live concerts featuring, musical or comedic entertainers at Downing Stadium without being required to comply with the requirements set forth in clauses (1) through (3) of Section 13.02(d) hereof. If Downing Stadium should, at any time during the term of this Partnership, be significantly, substantially or materially improved or upgraded in any manner, then either partner may, by written notice to the other, terminate the provisions contained in this Section 13.02(c).

                  (d) Partially Restricted Facilities in the Restricted NJ Area and Fully Restricted Facilities in the Restricted NY Area. Each Partner hereby covenants and agrees with the Partnership that neither it nor any of its Affiliates shall, directly or indirectly, become engaged or involved in any manner whatsoever with respect to the booking, production, presentation or promotion of any live musical or comedic concert (other than Club Shows) to be presented during any Amphitheater Season in a Partially Restricted Facility in the Restricted NJ Area or in a Fully Restricted Facility in the Restricted NY Area unless and except such Partner has first complied with all of the following requirements:

                           (1) such Partner shall have exercised its best
                  efforts to book such live concert for presentation at the Amphitheater,

                           (2) such Partner shall have provided notice to the
                  other Partner that, notwithstanding the exercise of its best efforts to the contrary, such Partner has been unable to book such live concert for appearance at the Amphitheater and that such Partner (or its Affiliate) intends to attempt to book such live concert at a Partially Restricted Facility in the Restricted NJ Area or at a Fully Restricted Facility in the Restricted NY Area; and

                           (3) such Partner shall have agreed to (i) notify the
                  other Partner of the terms of any offer made for the booking of such live concert at any Partially Restricted Facility in the Restricted NJ Area or at any Fully Restricted Facility in the Restricted NY Area simultaneously with the making, of such offer and (ii) make competitive bids on behalf of the Partnership for the booking of such live concert at the Amphitheater as may be directed by the other Partner.

                  (e) Venue Ownership in New Jersey. The relationship created by this Agreement shall be an exclusive arrangement between the Partners (and their Affiliates) for the ownership and management of Restricted Facilities in the NJ Area. Accordingly, each of the Partners (and all of their respective Affiliates) shall be precluded from being involved and hereby covenants not to become involved in any manner whatsoever, directly or indirectly, in the ownership or management of any Restricted Facility in the Restricted NJ Area.

                  (f) Venue Ownership in New York. Each Partner hereby covenants and agrees with the Partnership as follows:

                           (1) Neither Partner (nor its Affiliates) shall become
                  involved in any manner whatsoever, directly or indirectly, in the ownership or management of any Defensive NY Amphitheater unless (i) such ownership or management interest is owned through a partnership with the other Partner on mutually agreeable terms or (ii) the other Partner has elected to refrain from participating in the ownership or management of such Defensive NY Amphitheater.

                           (2) Neither Partner (nor its Affiliates) shall become
                  involved in any manner whatsoever, directly or indirectly, in the ownership or management of any Offensive NY Amphitheater unless (A) such Partner (or its Affiliate) shall have complied with the provisions of Section 13.04 hereof with respect to such Partner's (or its Affiliate's) interest in such Offensive NY Amphitheater and (B) either (i) the other Partner voluntarily agrees that such Offensive NY Amphitheater will not have a negative impact on the profitability of the operation and ownership of the Amphitheater or (ii) an arbitration proceeding conducted in accordance with the provisions of Section 13.02(g) hereof results in a final decision that such Offensive NY Amphitheater will not have a negative impact on the profitability of the ownership and operation of the Amphitheater.

If either Partner or any of its Affiliates shall acquire any ownership or management interest with respect to a Defensive NY Amphitheater or an Offensive NY Amphitheater pursuant to the foregoing provisions, then, so long as such Partner (or its Affiliate) continues to be involved in the ownership or management thereof, the restrictions contained in Section 13.02(a) hereof shall not apply with respect to such Defensive NY Amphitheater or Offensive NY Amphitheater, as applicable.

                  (g) Arbitration Proceeding for an Offensive NY Amphitheater. If either Partner (or any of its Affiliates) proposes to become involved in the ownership or management of any Offensive NY Amphitheater, then such Partner shall have the right to commence an arbitration proceeding pursuant to the provisions of this Section 13.02(g) for the sole purpose of determining whether such Offensive NY Amphitheater will have a negative impact on the profitability of the ownership and operation of the Amphitheater. The following provisions shall govern the commencement and conduct of any such arbitration proceeding:

                           (1) The Partner ("Requesting Partner") initiating
                  such arbitration proceeding shall provide written notice ("Notice Request") to the other Partner of the Requesting Partner's desire to commence such arbitration proceeding. The Notice Request shall include a description of the location, seating capacity (both fixed and lawn) and general design of the proposed Offensive NY Amphitheater which will be the subject of such arbitration proceeding.

                           (2) If the parties are unable to mutually select and
                  designate a person to serve as the arbitrator in such arbitration proceeding within thirty (30) days after delivery of the Request Notice, then the American Arbitration Association will select the person who will serve as the arbitrator. If possible, the arbitrator will be a person involved in the live entertainment business, either as a promoter or facility operator.

                           (3) Once the arbitrator has been selected, each
                  Partner shall have forty-five (45) days to prepare and present to the arbitrator and the other Partner a written statement ("Position Paper") supporting, its position as to whether or not the Offensive NY Amphitheater in question will have a negative impact on the profitability of the ownership and operation of the Amphitheater. In addition, each Partner shall have fifteen (15) days following receipt of the other Partner's Position Paper to prepare and present to the arbitrator and the other Partner a written statement ("Response Paper") responding to the other Partner's Position Paper.

                           (4) As soon as reasonably practicable following the
                  deadline for the provision of each Partner's Position Paper and Response Paper, the arbitrator will arrange for a meeting ("Final Hearing") with both Partners at which each Partner will be given the opportunity to present an oral presentation in the presence of the other Partner and the arbitrator in support of its position. The arbitrator will set the rules for the conducting of the Final Hearing.

                           (5) Within fifteen (15) days of the Final Hearing,
                  the arbitrator will provide notice to each Partner of his determination as to whether the Offensive NY Amphitheater in question will have a negative impact on the profitability of the ownership and operation of the Amphitheater. The determination of the arbitrator will be final and binding on both parties for all purposes hereof.

                           (6) For all purposes of this Section 13.02, an
                  Offensive NY Amphitheater will only be deemed to "have a negative impact on the profitability of the ownership and operation of the Amphitheater" if the construction, development and subsequent use and operation of such Offensive NY Amphitheater is more likely than not to result in, all else being equal, a seven and one-half percent (7-1/2%) or more reduction in the gross revenues derived by the Partnership from the use and operation of the Amphitheater.

                           (7) The Partners acknowledge that the mere
                  designation and creation of the Restricted NY Area in this Agreement shall not constitute an admission by either Partner that the construction of a Fully Restricted Facility in the Restricted NY Area will automatically result in a negative impact on the profitability of the ownership and operation of the Amphitheater.

                  (h) Effect of Affiliate Violation. If an Affiliate of either Partner should engage in any activity prohibited by, or otherwise violate the restrictions contained in, this Section 13.02, then, as between the Partners, such Partner shall be deemed to have violated the provisions of this Section 13.02.

                  (i) Covenant as to Use of Certain Information. Each Partner covenants and agrees with the other that it will not make use of any of the Applicable Booking Information in connection with decisions related to the making, of booking offers at facilities (other than the Amphitheater) in which such Partner or any of the Affiliates of such Partner have any financial or ownership interest. As used in the immediately preceding sentence, the term "Applicable Booking Information" shall mean information provided by one Partner to the other Partner concerning the terms of any offer made for the booking of a live concert at a facility other than the Amphitheater pursuant to the provisions contained in Section 13.02(b)(2)(B)(ii)(x) hereof or
         Section 13.02(d)(3)(i) hereof.

         13.03 Remedies and Enforceability. If the provisions of Section 13.02 should be held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration or area or all of them, and such provisions shall then be applicable in such modified form. Since a violation of the provisions of
Section 13.02 will result in irreparable harm, the non-defaulting party shall be entitled to an injunction restraining the commission or continuation of any violation of the provisions of Section 13.02 or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy expressly provided for under the terms of this Agreement or permitted at law or in equity.

         13.04 Terms of Offer. If either Partner (or any of its Affiliates) ("Developing Partner") desires to become involved in any manner whatsoever, directly or indirectly, in the ownership or management of any Offensive NY Amphitheater, then the Developing Partner shall extend an offer to the Other Partner ("Passive Partner") to acquire one-third (1/3rd) of the Developing Partner's interest in such Offensive NY Amphitheater in accordance with the following terms, provisions and requirements:

                  (a) The Developing Partner shall provide prompt written notice to the Passive Partner upon the commencement of negotiation concerning the Developing Partner's involvement in any proposed Offensive NY Amphitheater.

                  (b) Upon request of the Passive Partner at any time following the notice given pursuant to clause (a), the Developing Partner shall provide an oral report as to the current status of the proposed development of such Offensive NY Amphitheater.

                  (c) The Developing Partner shall provide to the Passive Partner copies of all written drafts, letters, budgets or other documentation pertaining to the development of such proposed Offensive NY Amphitheater.

                  (d) Within five (5) days following, the execution of a binding agreement ("Development Agreement") pursuant to which the Developing Partner agrees to become involved in any manner whatsoever, directly or indirectly, in the ownership or management of such proposed Offensive NY Amphitheater, the Developing Partner shall provide a true, correct, complete and accurate copy thereof to the Passive Partner.

                  (e) Following, receipt of such Development Agreement, the Passive Partner shall have the right and option ("Qualified Option"), exercisable in its sole discretion, to acquire one-third of the Developing Partner's interest in and to such proposed Offensive NY Amphitheater under and pursuant to the terms of the Development Agreement in exchange for the payment by the Passive Partner to the Developing Partner of one-third of its costs incurred to date, and the assumption of one-third of the Developing Partner's ongoing financial obligations, in connection with such proposed Offensive NY Amphitheater.

                  (f) The Qualified Option may be exercised by the Passive Partner at any time within thirty (30) days after receipt of such Development Agreement by providing written notice thereof to the Developing, Partner.

                  (g) If, at any time after delivery of such Development Agreement to the Passive Partner, whether before or after the deadline for the Passive Partner's decision to exercise the Qualified Option,
         (i) any of the terms or provisions contained in the Development Agreement should be modified or (ii) the design, size or scope of such proposed Offensive NY Amphitheater should be materially, significantly or substantially modified, then the Developing Partner shall provide prompt written notice of such modification to the Passive Partner, and the Qualified Option shall be extended until the date which is thirty
         (30) days after the provision of such notice.

         13.05 Modification of Affiliate Definition. For all purposes of this Agreement, the following provisions shall supplement and amend the definition of the term "Affiliate":

                  (a) Irrespective of whether Ron Delsener owns any capital stock of Ardee, Ron Delsener shall be deemed to be an Affiliate of Ardee for all purposes hereof until the date which is five (5) years after completion of a transfer by sale of a controlling ownership interest in Ardee to a third party purchaser that is not related to or affiliated with Ron Delsener or Mitch Slater or, if later, the date on which Ron Delsener's employment with

         Ardee and all of its Affiliates is terminated. Notwithstanding the foregoing, for purposes of Section 12.03(f) only, Ron Delsener shall not be deemed to be an Affiliate of Ardee at any time after the completion of a transfer by sale of a controlling, ownership interest in Ardee to a third party purchaser that is not related to or affiliated with Ron Delsener or Mitch Slater or, if later, the date on which Ron Delsener's employment with Ardee and all of its Affiliates is terminated.

                  (b) At all times during the term of this Partnership, Brian Becker shall be an Affiliate of Pavilion. The provisions of this clause
         (b) shall apply irrespective of whether Brian Becker controls Pavilion.

                  (c) Irrespective of whether Mitch Slater owns any capital stock of Ardee, Mitch Slater shall be deemed to be an Affiliate of Ardee for all purposes hereof until the date which is five (5) years after completion of a transfer by sale of a controlling ownership interest in Ardee to a third party purchaser that is not related to or affiliated with Ron Delsener or Mitch Slater or, if later, the date on which Mitch Slater's employment with Ardee and all of its Affiliates is terminated. Notwithstanding the foregoing, for purposes of Section 12.03(f) only, Mitch Slater shall not be deemed to be an Affiliate of Ardee at any time after the date on which Mitch Slater's employment with Ardee and all of its Affiliates is terminated.

                  (d) Irrespective of whether Louis Messina owns any capital stock of PACE Entertainment Corporation ("PACE"), Louis Messina shall be deemed to be an Affiliate of Pavilion for all purposes hereof until the date which is three (3) years after the date on which Louis Messina's employment with PACE and all of its Affiliates is terminated.

                                   ARTICLE XIV

                           [Intentionally Left Blank]

                                   ARTICLE XV

                              Defaults and Remedies

         15.01 Default by Partner. If any Partner ("Defaulting Partner") fails to timely perform any of its obligations contained in this Agreement, or materially violates the terms of this Agreement, then the other Partner ("Non-Defaulting Partner") shall have the right to give the Defaulting Partner a notice ("Default Notice") specifically setting forth the nature of such failure or violation and stating that the Defaulting Partner shall have a period of ten
(10) days to pay any sums of money specified therein as due and owing, to the Partnership or to any Partner or, if the failure or violation is a non-monetary default and is capable of being cured, thirty (30) days to cure such default specified therein. If the monies specified in the Default Notice are not paid within such ten (10) day period, or if such non-monetary failures or violations are not capable of being cured or, if capable of being cured, such Defaulting Partner has not cured such non-monetary failures or violations within such thirty (30) day period (if such non-monetary default is not capable of being cured within thirty (30) days and if efforts to cure such non-monetary default have commenced and are continuing, then within a ninety (90) day period), then a "Partner Default" shall be deemed to have occurred with respect to such Defaulting Partner. If a Defaulting Partner cures in all material respects all of its failures or violations which are capable of being cured within the aforesaid notice and cure periods, then such defaults shall be deemed no longer to exist and such Partner shall be deemed no longer to constitute a Defaulting Partner.

         15.02 Rights and Remedies. Upon the occurrence of a Partner Default, the Non-Defaulting Partner and the Partnership shall each have the following rights, options and remedies which shall be cumulative and may be exercised concurrently or independently in the sole and absolute discretion of the Non-Defaulting Partner:

                  (a) The right to bring an action at law by or on behalf of the Partnership or the Non-Defaulting Partner in order to recover the amounts owed, if any, and any incidental or consequential damages arising from such default (including, without limitation, reasonable attorneys' fees and disbursements incurred by the Partnership or the Non-Defaulting Partner, as the case may be, in prosecuting any such action).

                  (b) The right to bring any proceeding in the nature of injunction, specific performance or other equitable remedy, it being acknowledged by each of the Partners that damages at law may be an inadequate remedy for such default.

                  (c) If a sum of money is owed to the Partnership, the Non-Defaulting, Partner may advance the sum of money owed to the Partnership by the Defaulting Partner with the following results:

                           (i) The sum thus advanced shall be deemed to be a
                  loan from the Non- Defaulting Partner to the Defaulting
                  Partner;

                           (ii) The principal balance of such deemed loan shall
                  be due and payable in whole upon written demand from the Non-Defaulting Partner to the Defaulting Partner;

                           (iii) The principal balance of such deemed loan shall
                  bear interest at the Permitted Rate compounded monthly; and

                           (iv) All distributions from the Partnership that
                  would otherwise be made to the Defaulting, Partner (whether before or after dissolution of the Partnership) shall, instead, be paid to the Non-Defaulting, Partner until such loan and all interest accrued thereon has been repaid in full.

                  (d) If a sum of money is owed to the Non-Defaulting Partner, the Non-Defaulting Partner may require that all distributions that would otherwise be made to the Defaulting

         Partner (whether before or after dissolution of the Partnership) shall, instead, be paid to the Non-Defaulting, Partner until all such amounts owed have been repaid in full.

                  (e) If a Partner Default should occur with respect to Pavilion by reason of a failure to perform or fulfill any monetary obligation created pursuant to the terms of this Agreement, and if Ardee has advanced the sum of money necessary to cure such failure, then Ardee, as the Non-Defaulting Partner, shall have the express right and authority, by notice to Pavilion, to remove Pavilion as the Managing Partner and substitute Ardee as the Managing Partner for all purposes under this Agreement in consideration for a reasonable fee to be thereafter paid by the Partnership.

                  (f) If a Partner Default should occur with respect to Ardee, then Pavilion shall have the right, as the Non-Defaulting, Partner, by notice to Ardee, to (i) terminate Ardee as the party primarily responsible for booking or otherwise engaging talent for appearance at the Amphitheater as specified in Section 12.03 hereof and (ii) either
         (A) assume the responsibility for the activities related to booking or otherwise engaging talent for appearance at the Amphitheater in consideration for a reasonable fee to be thereafter paid by the Partnership or (B) engage a third party to perform and fulfill the responsibility related to booking or otherwise engaging talent for appearance at the Amphitheater upon terms reasonably acceptable to Pavilion.


                                   ARTICLE XVI

                     Dispute Resolution and Confidentiality

         16.01 Generally. Except for disagreements involving, the taking of a proposed Major Operational Action, which shall be governed by the provisions of
Section 12.07 hereof, in the event of any dispute, difference or question ("Dispute") between any of the Partners or assignees of the Partners or the Partnership ("Disputing Parties"), which cannot be otherwise informally resolved by the Disputing Parties themselves, the Disputing Parties will utilize the procedures specified in this Article XVI (the "Procedure") to resolve the Dispute. The Disputing Party seeking to initiate the Procedure (the "Initiating Party") shall give written notice to the other Partners, assignees of the Partners and the Partnership, describing, in general terms the nature of the Dispute, the Initiating Party's claim for relief and identifying one or more individuals with authority to settle the Dispute on such Party's behalf. The Disputing Parties receiving such notice (the "Responding Party", whether one or more) shall have ten (10) business days within which to designate by written notice to the Initiating Party, one or more individuals with authority to settle the Dispute on such Party's behalf The individuals so designated shall be known as the "Authorized Individuals."

         16.02 Negotiations. The Authorized Individuals shall be entitled to make such investigation of the Dispute as they deem appropriate, but agree to promptly, and in no event later than thirty (30) days from the date of the Initiating Party's written notice, meet to discuss resolution of the Dispute.

The Authorized Individuals shall meet at such times and places and with such frequency as they may agree. The Disputing Parties agree to participate in good faith in the direct negotiations to resolve the Dispute. If the Dispute has not been resolved within thirty (30) days from the date of their initial meeting, the Disputing Parties shall cease direct negotiations and shall submit the Dispute to arbitration in accordance with the following procedure.

         16.03 Arbitration. All Disputes will be settled by arbitration by an arbitrator mutually acceptable to the Disputing Parties in an arbitration proceeding conducted in (i) Houston, Texas (if Ardee is the Initiating Party) or
(ii) in New York, New York (if Pavilion is the Initiating Party), in accordance with the rules as then in effect of the American Arbitration Association. If the Disputing, Parties hereto cannot agree on an arbitrator within ten (10) business days of the initiation of the arbitration proceeding, an arbitrator shall be selected for the Disputing Parties by the American Arbitration Association. The decision of such arbitrator shall be final (except that errors of law shall be subject to appeal) , and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof. The costs (including, without limitation, reasonable fees and expenses of counsel and experts for the Disputing Parties) of such arbitration (including the costs to enforce or preserve the rights awarded in the arbitration) shall be borne by the Disputing Parties in the amounts and proportions specified by the arbitrator in his final decision.

         Section 16.04 Confidentiality. No Partner (or assignee) shall, directly or indirectly, disclose or provide to any other person (other than the partners, Affiliates, attorneys, employees, agents and representatives of such Partner) any nonpublic information of a confidential nature concerning the business or operations of the Partnership (including, without limitation, any and all Partnership business records, data, or other information regarding the business of the Partnership or the Partnership assets), except as is required by law or statute (including federal securities laws) or in governmental filings or judicial, administrative or arbitration proceedings or as authorized by the Managing Partner in furtherance of the Partnership Purposes. In the event that any Partner is required in connection with judicial, administrative or arbitration proceedings (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any such information, that Partner shall provide the other Partner with prompt prior notice of such request so that the other Partner may seek an appropriate protective order to take other appropriate action. Each Partner (and assignee) agrees that any unauthorized disclosure of such information would not be adequately compensable in damages and, thus, agrees that, in the event of any such disclosure, the Partnership shall, in addition to any claim for damages for breach of this Agreement, be entitled to seek and obtain equitable relief by way of injunction or otherwise in a court of competent jurisdiction. This confidentiality provision may be enforced by specific performance.

                                  ARTICLE XVII

                           Dissolution and Termination

         17.01 Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:

         (a) The unanimous agreement of the Partners;

         (b) The expiration of the Partnership's term as specified pursuant to
Article IV hereof,

         (c) The sale, transfer, assignment or termination of all or substantially all of the Partnership's ownership interest in the Amphitheater including, without limitation, termination of the Lease Agreement upon expiration of its term or otherwise; or

         (d) If the Lease Agreement has not been executed and entered into by and between the Partnership and NJHA on or before January 31, 1997, then upon the election of either Partner at any time thereafter and before execution of the Lease Agreement, such election to be made by notice to the other Partner.

The dissolution shall be effective on the day on which the event occurs causing, dissolution ("Effective Date of Dissolution"), but the Partnership shall not terminate until the assets have been distributed in accordance with the provisions of this Agreement.

         17.02 Nondissolution Events. None of the following, events shall constitute or cause the dissolution of the Partnership, with the result that, upon the happening of any one or more of these events, no one shall have the right to compel the termination and liquidation of the Partnership:

         (i) the bankruptcy, dissolution or liquidation of a Partner; or

         (ii) the withdrawal of a Partner.

Each Partner waives its right and power either to dissolve the Partnership, or to seek a court decree of dissolution.

         17.03 Distributions Upon Dissolution. On dissolution of the Partnership, the Partners shall proceed diligently to wind up the affairs of the Partnership and distribute its assets. The Managing Partner shall decide which Partnership assets are to be sold for cash and which are to be distributed in kind. The Partnership's assets, or the proceeds of their sale, shall be applied or distributed in the following order of priority:

                  (a) In payment of all liabilities of the Partnership to creditors other than Partners. If any liability is contingent or uncertain in amount, a reserve equal to the maximum amount for which the Partnership could be reasonably held liable shall be established. Upon the satisfaction or other discharge of that contingency, the amount of the reserve not required, if any, will be treated as income to the extent previously treated as a deduction.

                  (b) In payment of any loans owed by the Partnership to any Partner.

                  (c) After all adjustments required to be made to the Capital Accounts of the Partners pursuant to the provisions hereof as a result of the allocation of all of the Partnership's income, gains, losses and deductions through the Partnership's final Tax Year have been completed, to the Partners in proportion to and to the extent of the balances in their respective Capital Accounts.


                                  ARTICLE XVIII

                              Transfer Restrictions

         18.01 Partner Interest. Except for a transfer of a Partnership Interest as permitted in strict accordance with the provisions of Sections 18.04 or 18.05 hereof, neither Partner shall have the right to sell, assign, convey, transfer, pledge, mortgage or hypothecate, by operation of law or otherwise, all or any portion of its Partnership Interest without the prior consent of the other Partner, it being agreed and acknowledged that such consent may be withheld in such other Partner's sole discretion for any reason whatsoever. Any purported sale, assignment, mortgage, conveyance, transfer, pledge or hypothecation of any Partner's Partnership Interest in violation of the provisions of this Section
18.01 shall be voidable at the option of the other Partner.

         18.02 Ardee's Stock.

                  (a) No capital stock of Ardee may, at any time, be issued to, sold, conveyed or otherwise transferred to any Person other than to Ron Delsener, Mitch Slater or any person taking under either such individual's Last Will and Testament upon his death except in accordance with the following provisions:

                           (1) Issued and outstanding shares of capital stock of
                  Ardee may be sold to a third party purchaser provided that prior notice thereof ("Ardee Stock Sale Notice") is provided to Pavilion. To be validly provided, an Ardee Stock Sale Notice must include the identity of the purchaser, the number of shares being sold, the resulting ownership of the issued and outstanding capital stock upon completion of the sale and a copy of any employment contracts to be entered into upon completion of the sale between Ardee, as employer, and Ron Delsener or Mitch Slater, as employees. Copies of any employment contracts to be provided to Pavilion pursuant to the provisions of the immediately preceding sentence may, at the option of Ardee, be modified to eliminate references to the terms of compensation payable to the employees thereunder and shall, in any event, be subject to the confidentiality provisions set forth in Section 16.04 hereof.

                           (2) If, at any time following completion of a sale of
                  capital stock of Ardee permitted by the provisions of clause
                  (1) of this Section 18.02(a), one or both of Ron Delsener and Mitch Slater do not control the operation of Ardee, by contract, voting control or otherwise, then Pavilion shall have the right and option, by notice to Ardee, to terminate all management rights, powers and authorities granted to Ardee pursuant to the provisions of this Agreement, including (without limitation) (i) the right to approve Major Actions pursuant to Section 12.01 hereof, (ii) the right to act as the party primarily responsible for booking talent at the Amphitheater and for advertising concerts at the Amphitheater pursuant to Section 12.03 hereof and (iii) the right to approve the adoption of Annual Operating Budgets pursuant to
                  Section 12.04 hereof. In order to avoid ambiguity, uncertainty or doubt, it is hereby expressly stipulated and acknowledged by the Partners that an exercise of Pavilion's right created pursuant to the provisions of the immediately preceding sentence to terminate all management rights, powers and authorities granted to Ardee pursuant to the provisions of this Agreement shall not have the effect of modifying the provisions contained herein relating to the financial rights or obligations of Ardee under this Agreement (such as, by way of example, capital contribution obligations and rights to receive distributions) or in any way alter the requirements of
                  Section 19.04 that amendments to this Agreement shall require the approval of all of the Partners.

                  (b) Simultaneously with the execution of this Agreement, Ardee shall cause (A) Ron Delsener to execute a certificate or other instrument in form reasonably acceptable to Pavilion in which he confirms that (i) he is the owner of all of the issued and outstanding capital stock of Ardee (subject to that certain Stock Purchase Agreement ("SFX Stock Agreement") dated October 11, 1996 and entered into with SFX Broadcasting, Inc., a copy of which has been previously provided to Pavilion), (ii) his stock ownership interest in Ardee will be burdened by and encumbered with the transfer restrictions contained in this Section 18.02 and (iii) all share certificates evidencing the capital stock in Ardee will include an appropriate legend which references the transfer restrictions contained in this Section 18.02 and (B) SFX Broadcasting, Inc. to execute a certificate or other instrument in form reasonably acceptable to Pavilion confirm that the execution of this Agreement is approved by SFX Broadcasting, Inc. and is not a violation of any term, provision or covenant contained in the SFX Stock Agreement.

         18.03 Ownership Interests in Pavilion. No ownership interest in Pavilion may, at any time, be issued to, sold, conveyed or otherwise transferred to any Person other than to PACE Entertainment Corporation, a Texas corporation, Sony Music Entertainment, Inc., a Delaware corporation, Viacom Inc., a Delaware corporation, or any Affiliate of any such party without the prior written consent of Ardee.

         18.04 Sale of Partnership Interest. If (i) one Partner ("Selling Partner") receives a written offer from a third party ("Proposed Purchaser") to purchase all or substantially all of the Partnership's interest in the Amphitheater which the Selling Partner desires to accept on behalf of the Partnership and (ii) the other Partner ("Non-Selling Partner") is unwilling to consent to the sale of the Amphitheater to the Proposed Purchaser upon the terms and conditions contained in such offer, then the Selling Partner shall have the right, subject to the provisions of Section 18.06 hereof, to sell all, but not less than all, of its Partnership Interest if, but only if, the Selling Partner complies with all of the following provisions:

                  (a) The Selling Partner shall provide prompt written notice to the Non-Selling Partner upon the commencement of negotiation concerning any proposed sale of the Selling- Partner's Partnership Interest to the Proposed Purchaser.

                  (b) Upon request of the Non-Selling Partner at any time following the notice given pursuant to clause (a), the Selling Partner shall provide an oral report as to the status of the negotiations for the proposed sale of the Selling Partner's Partnership Interest to the Proposed Purchaser.

                  (c) The Selling Partner shall provide to the Non-Selling Partner copies of all written drafts, letters or other documentation pertaining to such proposed sale of the Selling Partner's Partnership Interest to the Proposed Purchaser.

                  (d) Within five (5) days following the execution of a definitive agreement ("Purchase Agreement") pursuant to which the Selling Partner agrees to sell its Partnership Interest to the Proposed Purchaser, the performance of each party thereto being conditioned expressly upon the provisions of this Section 18.04, the Selling Partner shall provide a true, correct, complete and accurate copy thereof to the Non-Selling Partner.

                  (e) Following receipt of a Purchase Agreement, the Non-Selling Partner shall have the right and option ("Purchase Option"), exercisable in its sole discretion, to purchase the Selling Partner's Partnership Interest upon the same terms, provisions and conditions contained in such Purchase Agreement.

                  (f) The Purchase Option may be exercised by the Non-Selling, Partner at any time within thirty (30) days after receipt of a Purchase Agreement by providing written notice thereof to the Selling Partner. If the Non-Selling Partner should exercise the Purchase Option in a timely manner, then the Selling Partner shall be required, at the closing of the sale of the Selling Partner's Partnership Interest to the Non-Selling Partner, to execute such reasonable documentation as may be requested or required by the NonSelling Partner to indicate the Selling Partner's agreement that it and its Affiliates will continue to be bound by the restrictions, limitations and covenants contained in the Article XIII of this Agreement for a period commencing on the date of the closing of such sale to the Non-Selling Partner and continuing through and until the third (3rd) anniversary date of the closing of such sale. The closing of the sale of a Selling Partner's Partnership Interest to a Non-Selling Partner pursuant to a timely exercise of the Purchase Option shall occur on or before the later of (i) sixty (60) days following the exercise of the Purchase Option or (ii) the outside date for closing the transaction contemplated by the Purchase Agreement which was the subject of the Purchase Option.

                  (g) If, at any time after delivery of a Purchase Agreement to the Non-Selling Partner, whether before or after the deadline for the Non-Selling Partner's decision to exercise the Purchase Option, any of the terms or provisions contained in such Purchase Agreement should be amended by agreement between the Selling Partner and the Proposed Purchaser, then the Selling Partner shall provide prompt written notice of such modification to the Non-Selling Partner, and the Purchase Option shall be extended until the date which is thirty (30) days after the provision of such notice of such amendment.

                  (h) If the Non-Selling Partner does not exercise the Purchase Option within thirty (30) days after receipt of a Purchase Agreement (or, if applicable, after receipt of notification pursuant to clause
         (g) of an amendment to a Purchase Agreement), then the Selling Partner may thereafter complete the proposed sale of its Partnership Interest to the Proposed Purchaser upon the same terms, conditions and provisions contained in the Purchase Agreement previously provided to the Non-Selling Partner in accordance with the provisions thereof, provided that the following provisions are complied with at the closing of the sale:

                           (1) The Proposed Purchaser must execute such
                  reasonable documentation as may be requested or required by the Non-Selling Partner to indicate the Proposed Purchaser's agreement to be bound by all of the terms, provisions, agreements, covenants and restrictions contained herein to the same extent, and in the same manner as if, the Proposed Purchaser had been an original party hereto.

                           (2) The Selling Partner must execute such reasonable
                  documentation as may be requested or required by the Non-Selling Partner to indicate the Selling Partner's agreement that it and its Affiliates will continue to be bound by the restrictions, limitations and covenants contained in
                  Article XIII of this Agreement for a period commencing on the date of the closing of such sale to the Proposed Purchaser and continuing through and until the third (3 )rd) anniversary date of the closing of such sale.

         Upon completion of such sale of the Selling Partner's Partnership Interest to the Proposed Purchaser in accordance with the foregoing provisions, the Proposed Purchaser shall be admitted as a new Partner in the Partnership in place of the Selling Partner.

         18.05 Transfers/Pledges to Owners. The following limited exceptions shall apply to the restrictions created in Section 18.01 hereof:

                  (a) Pavilion, with prior notice to Ardee, may transfer or pledge its Partnership Interest to any one or more of PACE Entertainment Corporation, Sony Music Entertainment Inc., Viacom Inc. or a Person wholly-owned by one or more of such corporations.

                  (b) Ardee, with prior notice to Pavilion, may transfer or pledge its Partnership Interest to any one or more of Ron Delsener, Mitch Slater or a Person wholly-owned by one or both of such individuals.

Upon (i) completion of any transfer of a Partner's Partnership Interest (including a foreclosure of a pledge previously made pursuant to the provisions of this Section 18.05) permitted by the foregoing provisions of this Section
18.05 and (ii) the acquiring party executing such reasonable documentation as may be required by the other Partner to indicate the acquiring party's agreement to be bound by all of the terms, provisions, agreements, covenants and restrictions contained herein to the same extent, and in the same manner as if, such acquiring party had been an original party hereto, the acquiring party shall be admitted as a new Partner in the Partnership in place of the transferring Partner.

         18.06 No Violation of Lease Agreement. Notwithstanding anything to the contrary contained in this Article XVIII, neither Partner shall have the right to transfer its Partnership Interest to a third party, or permit a transfer of any ownership interest, direct or indirect, in such Partner in a manner which could result in a violation of any restriction, covenant or provision contained in the Lease Agreement or could otherwise cause the Tenant to be in default under any provision of the Lease Agreement. Any purported transfer of a Partnership Interest by either Partner or of any ownership interest, direct or indirect, in either Partner which violates the provisions contained in the immediately preceding sentence shall (i) be null and void, ab initio and (ii) be deemed to be the occurrence of a Partner Default with respect to such Partner.


                                   ARTICLE XIX

                            Miscellaneous Provisions

         19.01 Notices. All notices, offers, approvals, elections, consents, acceptances, waivers, reports, requests and other communications required or permitted to be given hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing, and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail or equivalent, if available, return receipt requested, or by facsimile, telex or cablegram (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such facsimile, telex or cablegram is sent), or by recognized overnight courier for next day delivery, addressed or sent to the parties at the following, addresses and facsimile numbers or to such other additional address or facsimile number as any party shall hereafter specify by Communication to the other parties:

         Pavilion:                  c/o SM/PACE, Inc.
                                    515 Post Oak Blvd., Suite 300
                                    Houston, Texas 77027
                                    Facsimile No.: (713) 693-8617
                                    ATTN: Mr. Jeffrey B. Lewis

         with a copy to:            Michael F. Rogers
                                    Gardere Wynne Sewell & Riggs, L.L.P.
                                    333 Clay Avenue, Suite 800
                                    Houston, Texas 77009
                                    Facsimile No.: (713) 308-5555

                                            and

                                    Sony Music Entertainment Inc.
                                    550 Madison Avenue
                                    New York, New York 10022-3211
                                    ATTN: David H. Johnson
                                    Facsimile No.: (212) 8333-8083

                                            and

                                    Sony Music Entertainment Inc.
                                    550 Madison Avenue
                                    New York, New York 10022-3211
                                    ATTN: Marvin Cohn
                                    Facsimile No.: (212) 833-4007

Ardee:                              Exit 116 Revisited, Inc.
                                    27 East 67th Street
                                    New York, New York 10021
                                    ATTN: Ron Delsener
                                    Facsimile No.: (212) 879-1926

with a copy to:                     Saretsky Katz & Dranoff, P.C.
                                    950 Third Avenue
                                    New York, N.Y. 10022
                                    ATTN: Mr. Alan G. Katz

         19.02 Delaware Law to Apply. This Agreement shall be construed under and in accordance with laws of the State of Delaware.

         19.03 Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement.

         19.04 Amendment. This Agreement may be amended or modified by the Partners from time to time but only upon approval by all of the Partners contained in a written instrument.

         19.05 Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of terms of this Agreement.

         19.06 Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

         19.07 Legal Construction. In case any one or more of the provisions contained in this Partnership Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Partnership Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

         19.08 Counterparts. This Partnership Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original.

         19.09 Gender. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

         19.10 Affiliate Liability. Notwithstanding anything to the contrary contained herein, or implied hereby, in no event shall any Person, except for the Partners and the general partners of Pavilion, be liable for the responsibilities, obligations or liabilities of either of the Partners hereunder. In that connection, it is specifically agreed and acknowledged that, except for the general partners of Pavilion, no officer, shareholder, director or other Affiliate of a Partner shall be liable for any of the responsibilities, liabilities or obligations of any Partner hereunder.

         19.11 Prior Agreements Superseded. This Agreement (i) is an amendment and restatement of the Partnership Agreement dated May 31, 1996 and entered into by and between the Partners and (ii) supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

         19.12 Failure to Execute Lease Agreement.

                  (a) Except as expressly provided in clause (b) of this Section 19.12, neither Partner (nor any of its Affiliates) shall execute at any time a Lease Agreement with NJHA providing for the use, operation and possession of the Amphitheater during the 1997 Amphitheater Season unless such Lease Agreement is in favor of the Partnership and approved for execution by both of the Partners. The provisions of this Section
         19.12 shall (i) survive dissolution and termination of the Partnership and (ii) not preclude Ardee and its Affiliates from booking the Amphitheater consistent with past practices after dissolution and termination of the Partnership.

                  (b) If, upon final completion of negotiations with NJHA of the terms to be included in the Lease Agreement, one of the Partners refuses to approve the execution of the final negotiated form of the Lease Agreement ("Final Lease Form"), then the other Partner shall have the right, notwithstanding the provisions of clause (a) of this Section 19.12, to thereafter execute and enter into, on its own behalf or together with other partners, a Lease Agreement with NJHA upon the same terms and provisions contained in the Final Lease Form.


              (The remainder of this page is intentionally blank.]

EXECUTED as of the day and year first written above.


                                       PAVILION PARTNERS, a
                                       Delaware general partnership


                                       By: SM/PACE, Inc., a Texas corporation


                                                By: /s/ Brian E. Becker
                                                   ----------------------------
                                                Name:  BRIAN E. BECKER
                                                Title: CHIEF EXECUTIVE OFFICER


                                       EXIT 116 REVISITED, INC.,
                                       a New Jersey corporation


                                       By: /s/ Mitchell Slater
                                          -------------------------------------
                                          Name:  Mitchell Slater
                                          Title: President

                                  Exhibit "A- I

                               Restricted NJ Area


         The "Restricted NJ Area" shall consist of the entire state of New Jersey except for (i) the counties of Camden, Gloucester, Salem and Cumberland and (ii) the portion of Burlington County which lies west of Highway 206.

                                  Exhibit "A-2"

                               Restricted NY Area


The "Restricted NY Area" shall consist of all of the following:

         (a) That portion of Westchester County, New York which lies south of Tarrytown, New York and within two and one-half (2-1/2) miles of the eastern shoreline of the Hudson River.

         (b) That portion of Bronx County, New York which lies within two and one-half (2-1/2) miles of the eastern shoreline of the Hudson River.

         (c) All of Manhattan Island, New York.

         (d) That portion of Kings County, New York which lies west of Flatbush Avenue.

         (e) All of Staten Island, New York.

         (f) All of Rockland County, New York.

PNC BANK ARTS CENTER CONSTRUCTION BUDGET


                                                                     Budget
         Cost Item                Budget Souce                      11/19/96


--------------------------------------------------------------------------------
CONSTRUCTION HARD COST

       Cost Item                  Budget Source                  Budget 11/19/96
--------------------------------------------------------------------------------

                                    [DELETED]










--------------------------------------------------------------------------------
CONSTRUCTION HARD COST SUBTOTAL                                    5,572,338
--------------------------------------------------------------------------------

                                    [DELETED]


            Subtotal                                               6,140,626

                                    EXHIBIT B

PNC BANK ARTS CENTER CONSTRUCTION BUDGET


                                                                     Budget
         Cost Item                Budget Souce                      11/19/96

--------------------------------------------------------------------------------
TOTAL GNP HARD COST                                                6,575,626
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
INSTALLED EQUIPMENT
--------------------------------------------------------------------------------

                                    [DELETED]

--------------------------------------------------------------------------------
INSTALLED EQUIPMENT SUBTOTAL                                         665,000
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
GRAND TOTAL HARD COST                                              7,240,626
--------------------------------------------------------------------------------

EQUIPMENT

                                    [DELETED]

                                    EXHIBIT B

PNC BANK ARTS CENTER CONSTRUCTION BUDGET

OSNOVBUD

                                                                     Budget
         Cost Item                Budget Souce                      11/19/96

                                    [DELETED]

--------------------------------------------------------------------------------
EQUIPMENT SUBTOTAL                                                   978.375
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
A & E CONSULTANTS AND MISC
--------------------------------------------------------------------------------

                                    [DELETED]

--------------------------------------------------------------------------------
A & E CONSULTANTS AND MISC. SUBTOTAL                                 796,960
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OVERHEAD                              1.42%                          130,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TOTAL PROJECT COSTS                                                9,145,961
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Overhead Detail Analysis

Total Overhead                                                       130,000
--------------------------------------------------------------------------------

                                    EXHIBIT B

                                   EXHIBIT "C"

1. Parking Lot Improvements - A sufficient number of new onsite parking spaces will be constructed by expanding existing parking lots and creating new parking areas. Not less than 1,700 new onsite parking spaces will be built, prior to the Opening Date. Additional on-site parking built at any time after the Commencement Date will be considered part of the Renovation Work for purposes of this Lease. The parking lots will be lighted and include drainage, storm water collection systems and detention basins so that there will be no net increase in the present runoff. The parking lots will consist of 4 inches of dense graded aggregate base course, 3 inches of a stabilized base course, I-2 and 1 1/2inches of bituminous concrete surface course, I-4. Parking lot areas will be evaluated in an effort to obtain sufficient cut on site to accommodate the required fill but outside fill may be required.

2.       On Site Facility Improvements -

(a) Main Plaza Improvements - A new box office will be constructed at the front of the main entry as well as entry gates and structures consisting of 11 regular gates and 1 handicapped gate. The existing buildings within the main plaza area will be reconfigured to create a concession area and additional restroom facilities. Without negating Tenant's general obligations to repair and maintain the Amphitheater through the Term, it is hereby expressly recognized, agreed and acknowledged that Tenant does not intend to, and shall not be required to, cause the pavement in the plaza area to be replaced as a part of the Renovation Work. The plans for the Renovation Work shall provide for and include a first aid and security building.

(b) East and West Plaza Improvements - The 2 existing plazas will be expanded by approximately 40,000 square feet of asphalt paving with minimal disruption to the existing trees. That surface will consist of 4 inches of crushed stone subbase, 3 inches of asphalt binder course and 1 1/2inches of asphalt wearing course. Additional lighting will be installed on the plazas. The existing restrooms will be expanded by approximately 4,200 square feet and the points of service in the concession building will be expanded by adding an additional 6,000 square feet of concession buildings divided equally between the 2 plazas. Access walkways from the main entry plaza to both the east and west plazas will be constructed.

(c) Reserved Fixed Seating - The fixed seating will be increased by approximately 1,725 seats which will be added in and among the existing seats where aisle ways are deleted and to the back of the existing seat area underneath the existing overhang. All work shall meet applicable DCA codes and ADA requirements. Twenty to thirty box seats may be added by removing three rows of seats. A mixing booth will be added near the center of the facility.

(d) Lawn Seating Area - The lawn seating area will be increased to 10,500 capacity which is an increase of 5,000 over the existing capacity. Cross aisle retaining walls will be required along the handrails and access stair requirements. The pergola will be demolished and the existing gates utilized elsewhere on the project. The proximity of the new lawn seating to the parking lot, main plaza and Meyner Center tracts will necessitate a reconfiguration of the perimeter fence, but such reconfiguration will not interfere with the operations of the Meyner Reception Center.

3. General - All clearing work performed in connection with the improvements described above shall comply with public law, PL1993-Chapter 106, which states in general terms that for every area cleared of trees an equal area must be re-forested elsewhere. In addition, all improvements described above shall provide for drainage, storm water collection systems and detention basins so that there will be no net increase in the present runoff. Landscaping other than mature trees will be replaced consistent with existing landscape. Most of the large trees in the area of the expanded plazas and hill seating will be removed. Tree removal will be mitigated in accordance with applicable criteria/laws.

EXHIBIT D-1

PAVILION'S DEVELOPMENT COSTS AS OF SEPTEMBER 30, 1996

RENOVATION DETAIL

Architect/Engineer Fees             $177,069
Development Costs                   $92,042
Construction                        $598
Professional Fees                   $5,000
Graphic Design/Artwork              $1,065
Consulting                          $112,515
Total Renovation                    $388,289


START-UP DETAIL

Delivery and Postage                $    474
Donations/Charities                 $    500
Legal                               $ 89,924
Meals and Entertainment             $  7,859
Mileage and Parking                 $  2,170
Miscellaneous                       $  1,875
Printing/Office Supplies            $  2,154
Telephone                           $    699
Transportation                      $  3,995
Travel and Lodging                  $ 30,707
                                    --------
Total Start-up                      $140,357
                                    ========


TOTAL RENOVATION COSTS THROUGH 9.30.96            $528,646
                                                  ========

                                   EXHIBIT D-2

Airfare

December 6th                                                  $ 1,341.00

December 19th                                                     836.00

May 10th                                                        1,509.85
                                                              ----------
                                                              $ 3,686.86


Ground Transportation

GSAC presentation                                             $ 1,298.56

Highway Authority meeting                                         333.50
                                                              ----------
                                                               $1,632.06


Legal Fees & Disbursements

Fees                                                          $49,136.24

Disbursements                                                   1,595.12
                                                              ----------

Total Expenses                                                $56,050.28
                                                              ==========